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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant        ☒
Filed by a Party other than the Registrant           ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material under § 240.14a-12
Peoples Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐   Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Peoples Bancorp Inc. • 138 Putnam Street • P.O. Box 738
Marietta, OH  45750-0738
Telephone: (740) 374-6136
www.peoplesbancorp.com

March 26, 2010

Dear Fellow Shareholders:

Enclosed you will find the following items pertaining to the Annual Meeting of Shareholders of Peoples Bancorp Inc (“Peoples”) to be held at 10:00 a.m. on Thursday, April 22, 2010 at the Holiday Inn in Marietta, Ohio:

•	Notice of Annual Meeting of Shareholders and accompanying Proxy Statement.
•	Peoples’ 2009 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2009.
•	Proxy Card.
•	Return Envelope.

The proxy card solicits your vote on following: (1) the election of five directors for three-year terms ending in 2013; (2) the approval and adoption of an amendment to Section 2.01 of Peoples’ Code of Regulations in order to clarify the qualifications required for an individual to be eligible to be elected as a director of Peoples; (3) the ratification of Ernst & Young LLP as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2010; (4) the approval, in a non-binding advisory vote, of Peoples’ executive compensation as disclosed in the accompanying Proxy Statement; and (5) other business which properly comes before the Annual Meeting.

It is important that your proxy card be signed, dated, and returned promptly in the enclosed return envelope.

I hope that you will consider attending our Annual Meeting.  We continue to be active in our pursuit of strategies that enhance long-term shareholder value in these challenging economic times.  On behalf of our directors and staff, thank you for your continued support.

                                                                                                                  Sincerely,

                                                                                                                                                                                                                 Mark F. Bradley
                                                                                                                 President and Chief Executive Officer

Peoples Bancorp (w/logo)® is a federally registered service mark of Peoples Bancorp Inc.

Peoples Bancorp Inc. • 138 Putnam Street • P.O. Box 738
Marietta, OH  45750-0738
Telephone: (740) 374-6136
www.peoplesbancorp.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PEOPLES BANCORP INC.
Marietta, Ohio
March 26, 2010

Dear Fellow Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Peoples Bancorp Inc. (“Peoples”) will be held at 10:00 a.m., Eastern Daylight Saving Time, on Thursday, April 22, 2010, in the Ball Room of the Holiday Inn, 701 Pike Street in Marietta, Ohio (Interstate 77, Ohio exit 1), for the following purposes:

1.	To elect the following directors for terms of three years each:

Nominee                                                                                                          Term Will Expire In
Dave M. Archer                                    (for re-election)                                           2013
David L. Mead                                       (for re-election)                                           2013
Robert W. Price                                     (for re-election)                                           2013
Paul T. Theisen                                     (for re-election)                                           2013
Thomas J. Wolf                                     (for re-election)                                           2013

2.
To consider and vote upon a proposal to approve and adopt an amendment to Section 2.01 of Peoples’ Code of Regulations in order to clarify the qualifications required for an individual to be eligible to be elected as a director of Peoples.

3.	To ratify the appointment of Ernst & Young LLP as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2010.

4.	To approve, in a non-binding advisory vote, Peoples’ executive compensation as disclosed in the accompanying proxy statement; and

5.
To transact any other business which properly comes before the Annual Meeting or any adjournment thereof.  Peoples’ Board of Directors is not aware of any other business to come before the Annual Meeting.

If you were a holder of record of common shares of Peoples at the close of business on February 26, 2010, you will be entitled to vote in person or by proxy at the Annual Meeting.

You are cordially invited to attend the Annual Meeting.  Your vote is important, regardless of the number of common shares you own.  Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return your proxy card in the enclosed envelope at your earliest convenience.

Peoples’ 2009 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, accompanies this notice and proxy statement.

                                                                     By Order of the Board of Directors,

                                                                     Rhonda L. Mears
                                                                     General Counsel and Corporate Secretary

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at 740-374-6136.

PEOPLES BANCORP INC.
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 22, 2010

i

ii

PEOPLES BANCORP INC.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750-0738
(740) 374-6136
www.peoplesbancorp.com

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 22, 2010

GENERAL INFORMATION

We are sending this proxy statement and the accompanying proxy card to you because the Board of Directors of Peoples Bancorp Inc. (“Peoples”) is soliciting your proxy to vote at the Annual Meeting of Shareholders, to be held on Thursday, April 22, 2010, at 10:00 a.m., Eastern Daylight Saving Time (the “Annual Meeting”), or at any adjournment thereof.  The Annual Meeting will be held in the Ball Room of the Holiday Inn, 701 Pike Street in Marietta, Ohio (Interstate 77, Ohio exit 1).  This proxy statement summarizes the information that you will need in order to vote.

Peoples has three wholly-owned subsidiaries, Peoples Bank, National Association (“Peoples Bank”), Peoples Investment Company and PEBO Capital Trust I.  Peoples Bank also owns an insurance agency subsidiary, Peoples Insurance Agency, LLC, and an asset management subsidiary, PBNA, L.L.C.  Peoples Investment Company also owns a capital management subsidiary, Peoples Capital Corporation.  In 2003, Peoples established Peoples Bancorp Foundation, Inc., as an independent charitable foundation to provide financial assistance and grants to local organizations within Peoples’ market area.

Mailing

We mailed this proxy statement and the accompanying proxy card on or about March 26, 2010 to all shareholders entitled to vote their common shares at the Annual Meeting.  The common shares are the only shares of Peoples’ capital stock entitled to vote at the Annual Meeting.  We also sent with this proxy statement, Peoples’ 2009 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Annual Report”).  Additional copies of the 2009 Annual Report may be obtained, without charge, by sending a written request to:  Rhonda L. Mears, Corporate Secretary, 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.  Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is posted in the “Company Information/SEC Filings Updated” section of the “Investor Relations” page of Peoples’ website at www.peoplesbancorp.com and is also on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov.

SHAREHOLDER PROPOSALS
FOR 2011 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) must be received by the Corporate Secretary of Peoples no later than November 26, 2010, to be eligible for inclusion in Peoples’ proxy, notice of meeting, proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2011 Annual Meeting.  Peoples will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors.  If a shareholder intends to present a proposal at the 2011 Annual Meeting without inclusion of that proposal in Peoples’ proxy materials, and does not notify the Corporate Secretary of Peoples of the proposal by February 9, 2011, or if Peoples meets other requirements of the applicable SEC rules, the proxies solicited by the Board of Directors for use at the 2011 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2011 Annual Meeting.

In each case, written notice must be given to Peoples’ Corporate Secretary, at the following address:  Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.

Shareholders desiring to nominate candidates for election as directors at the 2011 Annual Meeting must follow the procedures described in the section captioned “NOMINATING PROCEDURES.”

VOTING INFORMATION

Who can vote at the Annual Meeting?

Only holders of common shares of record at the close of business on February 26, 2010 are entitled to receive notice of and to vote at the Annual Meeting.  At the close of business on February 26, 2010, there were 10,496,841common shares outstanding and entitled to vote.  The common shares are the only shares of Peoples’ capital stock entitled to vote at the Annual Meeting.

Each common share entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting.  There is no cumulative voting with respect to the election of directors.

How do I vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote in advance by proxy.  To do so, you may complete, sign and date the accompanying proxy card and return it in the envelope provided.

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive.  If your common shares are held in the name of your broker, your financial institution or another record holder (i.e., held in “street name”), you must bring an account statement or letter from that broker, financial institution or other holder of record authorizing you to vote on behalf of such record holder.  The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares (i.e., you retained the right to make voting and/or investment decisions with respect to the common shares) on February 26, 2010, the record date for voting at the Annual Meeting.

How do I vote if my common shares are held in “street name”?

If you hold your common shares in “street name” with a broker, financial institution or other holder of record, you should review the information provided to you by such record holder.  This information will set forth the procedures you need to follow in instructing the record holder how to vote your “street name” common shares and how to revoke previously given instructions.  If you hold your common shares in “street name,” you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

How do I vote if my common shares are held through the Peoples Bancorp Inc. Retirement Savings Plan?

If you participate in the Peoples Bancorp Inc. Retirement Savings Plan (the “Retirement Savings Plan”), you will be entitled to instruct the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account.  If you are such a participant, you will receive a proxy card for common shares allocated to your account in the Retirement Savings Plan.  If you do not provide voting instructions to the trustee of the Retirement Savings Plan, the trustee will not vote the common shares allocated to your account.

How will my common shares be voted?

Those common shares represented by a properly executed proxy card that is received prior to the Annual Meeting and not subsequently revoked will be voted in accordance with your instructions by your “proxies” (the individuals named on your proxy card).  If you submit a valid proxy card prior to the Annual Meeting, but do not complete the voting instructions on the proxy card, except in the case of broker non-votes where applicable, your proxy will vote your common shares as recommended by the Board of Directors, as follows:

•	“FOR” the election as directors of the nominees listed on pages 10 through 12 under “PROPOSAL NUMBER 1: ELECTION OF DIRECTORS”;

•
“FOR” the approval and adoption of the proposed amendment to Section 2.01 of Peoples’ Code of Regulations in order to clarify the qualifications required for an individual to be eligible to be elected as a director of Peoples;

•	“FOR” the ratification of the appointment of Ernst & Young LLP (“E&Y”) as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	“FOR” the approval, in a non-binding advisory vote, of Peoples’ executive compensation as described in this proxy statement.

No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the individuals appointed as proxies on the accompanying proxy card will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised.  Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof.  You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by:

•	filing a written notice of revocation with the Corporate Secretary of Peoples at 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738, which must be received prior to the Annual Meeting;

•	executing and returning a later-dated proxy card, which must be received prior to the Annual Meeting; or

•	attending the Annual Meeting and giving notice of revocation in person.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.

The last-dated proxy you submit (by any means) will supersede any previously submitted proxy.  If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions received from your nominee to change your vote.

If I vote in advance, can I still attend the Annual Meeting?

Yes.  You are encouraged to vote promptly, by returning your signed proxy card by mail, so that your common shares will be represented at the Annual Meeting.  However, appointing a proxy does not affect your right to attend the Annual Meeting and vote your common shares in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

Under Peoples’ Code of Regulations, a quorum is a majority of the voting shares of Peoples then outstanding and entitled to vote at the Annual Meeting.  The common shares are the only shares of Peoples’ capital stock entitled to vote at the Annual Meeting.  Common shares may be present in person or represented by proxy at the Annual Meeting.  Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.  There were 10,496,841 Peoples common shares outstanding and entitled to vote on February 26, 2010, the record date.  A majority of the outstanding common shares, or 5,248,421 common shares, present in person or represented by proxy, will constitute a quorum.  A quorum must exist to conduct business at the Annual Meeting.

If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner.  If a proposal is non-routine, a broker may vote on the proposal only if the beneficial owner has provided voting instructions.  A “broker non-vote” occurs when a broker holding common shares for a beneficial owner is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any voting instructions.

Each of (i) the approval and adoption of the proposed amendment to Section 2.01 of Peoples’ Code of Regulations; (ii) the ratification of the appointment of Peoples’ independent registered public accounting firm and (iii) the non-binding advisory vote on executive compensation, is a routine item.  The election of directors is a proposal on which a broker may vote only if the beneficial owner has provided voting instructions.

The following sets forth the votes required, and the impact of abstentions and broker non-votes, if any, on the four proposals:

Item	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
Election of Directors
Under Ohio law and Peoples’ Code of Regulations, the five nominees for election as directors receiving the greatest number of votes “FOR” their election will be elected as directors in the class whose terms will expire in 2013.

• Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will affect whether a nominee has received sufficient votes to be elected.

• Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Amendment to Section 2.01 of Peoples’ Code of Regulations	Approval of holders of at least a majority of the outstanding common shares.	• Abstention has the same effect as a vote “AGAINST” the proposal.
Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Ernst & Young LLP as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2010.

• Abstention has the same effect as a vote “AGAINST” the proposal.
Approval, in Non-Binding Advisory Vote, of Peoples’ Executive Compensation
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve, in a non-binding advisory vote, Peoples’ executive compensation disclosed in this proxy statement.
• Abstention has the same effect as a vote “AGAINST” the proposal.

Peoples’ policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders.  However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting.  Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

Who pays the cost of proxy solicitation?

Peoples will pay the costs of soliciting proxies on behalf of the Board of Directors other than the Internet access and telephone usage charges if a proxy is appointed electronically or telephonically through a broker, financial institution or other holder of record.  Although we are soliciting proxies by mailing these proxy materials to the holders of our common shares, the directors, officers and employees of Peoples and our subsidiaries also may solicit proxies by further mailings, telephone, electronic mail, facsimile or personal contact without receiving any additional compensation for such solicitations.  Peoples will also reimburse its transfer agent, brokers, voting trustees, financial institutions and other custodians, nominees and fiduciaries for their costs in forwarding the proxy materials to the beneficial shareholders.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Peoples Bancorp Inc. to Be Held on April 22, 2010:  This proxy statement, a sample of the form of proxy card and Peoples’ 2009 Annual Report to Shareholders are available at www.peoplesbancorp.com by selecting the “Peoples Bancorp Inc. Proxy Materials” link.

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at 740-374-6136.

PARTICIPATION IN CAPITAL PURCHASE PROGRAM
ENACTED AS PART OF TROUBLED ASSETS RELIEF PROGRAM

On January 30, 2009, Peoples completed the sale to the United States Department of the Treasury (the “U.S. Treasury”) of $39.0 million of newly-issued Peoples non-voting preferred shares as part of the U.S. Treasury’s Capital Purchase Program (the “Capital Purchase Program”) enacted as part of the Troubled Assets Relief Program (“TARP”) established by the Emergency Economic Stabilization Act of 2008 (“EESA”).  To finalize Peoples’ participation in the Capital Purchase Program, Peoples and the U.S. Treasury entered into a Letter Agreement, dated January 30, 2009 (the “Letter Agreement”), including the related Securities Purchase Agreement – Standard Terms attached thereto (the “Securities Purchase Agreement” and together with the Letter Agreement, the “UST Agreement”).  Pursuant to the UST Agreement, Peoples issued and sold to the U.S. Treasury (i) 39,000 of Peoples’ Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase 313,505 Peoples common shares, at an exercise price of $18.66 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $39.0 million in cash.  The Warrant has a ten-year term.

In the Securities Purchase Agreement, Peoples adopted the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury owns any securities acquired from Peoples pursuant to the Securities Purchase Agreement or upon exercise of the Warrant.  These standards generally apply to our executive officers – Mark F. Bradley, Peoples’ President and Chief Executive Officer; Edward G. Sloane, Peoples’ Executive Vice President, Chief Financial Officer and Treasurer; Carol A. Schneeberger, Peoples’ Executive Vice President, Operations; Joseph S. Yazombek, Peoples’ Executive Vice President and Chief Credit Officer; Daniel K. McGill, Peoples’ Executive Vice President and Chief Commercial Lending Officer; Richard W. Stafford, Peoples’ Executive Vice President, Retail Banking; and David T. Wesel, Peoples’ Executive Vice President, Investment and Insurance Services.  These standards are set forth in the American Recovery and Reinvestment Act of 2009 (the “ARRA”) and an interim final rule promulgated by the U.S. Treasury under 31 CFR Part 30 on June 15, 2009 and amended December 7, 2009 (collectively, the “Interim Final Rule”) The executive compensation and corporate governance standards under the ARRA and the Interim Final Rule remain in effect during the period in which any obligation arising from financial assistance provided under TARP remains outstanding, excluding any period during which the U.S. Treasury holds only the Warrant to purchase Peoples’ common shares (the “ARRA Covered Period”).

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 26, 2010 (except as otherwise noted), certain information concerning the beneficial ownership of common shares by the only entities known by Peoples to be the beneficial owner of more than 5% of Peoples’ outstanding common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Peoples Bank – Trustee 138 Putnam Street P.O. Box 738 Marietta, OH 45750-0738	911,720 (2)	8.69%
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisory Services, LLC One Franklin Parkway San Mateo, CA 94403-1906	839,771 (3)	8.00%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	836,258 (4)	7.97%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	636,416 (5)	6.06%

(1)	The “Percent of Class” computation is based on 10,496,841 common shares outstanding and entitled to vote on February 26, 2010.

(2)
Includes Peoples Bank’s beneficial ownership through Peoples Financial Advisors, a division of Peoples Bank, in the following manner:  150,824 common shares with shared investment and sole voting power; 688,342 common shares with shared investment and shared voting power; 48,986 common shares with sole voting and sole investment power; and 23,568 common shares with sole investment and shared voting power.  The officers and directors of Peoples Bank and Peoples disclaim beneficial ownership of the common shares beneficially owned by Peoples Bank through Peoples Financial Advisors.

(3)
Based on information contained in a Schedule 13G amendment,  filed with the SEC on February 4, 2010 on behalf of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC to report their beneficial ownership of common shares of Peoples as of December 31, 2009.  These common shares are reported to be beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisory Services, LLC and Franklin Templeton Portfolio Advisors, Inc., which are investment adviser subsidiaries of Franklin Resources, Inc.  The investment management contracts generally grant to the respective investment adviser subsidiary all voting and/or investment power over the common shares owned by the advisory clients.  However, the Schedule 13G amendment reports that, to the extent that the underlying client under a managed account investment management arrangement advised by Franklin Templeton Portfolio Advisors, Inc. has retained voting power over any common shares, Franklin Templeton Portfolio Advisors, Inc. disclaims any power to vote or direct the vote of such common shares.  The Schedule 13G amendment reports that Franklin Advisory Services, LLC had sole voting power as to 825,771 common shares (7.87% of the outstanding common shares) and sole investment power as to 838,571 common shares (7.99% of the outstanding common shares) and that Franklin Templeton Portfolio Advisors, Inc. had sole voting (except as previously noted) and sole investment power as to 1,200 common shares (.0001% of the outstanding common shares).  For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Charles B. Johnson and Rupert H. Johnson, Jr. are reported to be the principal stockholders of Franklin Resources, Inc., and together with Franklin Resources, Inc., each may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owner of the common shares held by persons and entities advised by the investment adviser subsidiaries of Franklin Resources, Inc.  However, each of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Advisory Services, LLC and Franklin Templeton Portfolio Advisors, Inc. expressly disclaimed any pecuniary interest (direct financial interest) or beneficial ownership in any of the common shares covered by the Schedule 13G amendment and they believe they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act.

(4)
Based on information contained in a Schedule 13G amendment, filed with the SEC on February 8, 2010 on behalf of Dimensional Fund Advisors LP to report its beneficial ownership of common shares of Peoples as of December 31, 2009.  The Schedule 13G amendment reported that Dimensional Fund Advisors LP had sole voting power as to 816,380 common shares and sole investment power as to 836,258 common shares, all of which were held in portfolios of four registered investment companies to which Dimensional Fund Advisors LP furnishes investment advice and of certain other commingled group trusts and separate accounts for which Dimensional Fund Advisors LP serves as investment manager.  The common shares reported were owned by the investment companies, trusts and accounts.  Dimensional Fund Advisors LP disclaimed beneficial ownership of the reported common shares.

(5)
Based on information contained in a Schedule 13G amendment filed with the SEC on January 29, 2010 on behalf of BlackRock, Inc. to report the beneficial ownership by its subsidiaries (BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors and BlackRock Investment Management, LLC) of common shares of Peoples as of December 31, 2009.  The Schedule 13G reported that BlackRock, Inc. had sole voting power and sole investment power as to 636,416 common shares.

The following table sets forth, as of February 10, 2010, certain information with respect to the common shares beneficially owned by each current director of Peoples (including each nominee for re-election as a director of Peoples), by each individual named in the Summary Compensation Table for 2009 and by all current executive officers and directors of Peoples as a group:

	Amount and Nature of Beneficial Ownership (1)

Name of Beneficial Owner	Common Shares Presently Held		Common Shares Which Can Be Acquired Upon Exercise of Options Currently Exercisable or Options First Becoming Exercisable Within 60 Days	Total	Percent of Class (2)
Dave M. Archer	24,066	(3)	2,912	26,978	(4)
Carl L. Baker, Jr.	93,901	(5)	7,984	101,885	(4)
Mark F. Bradley (6)	11,071	(7)	17,135	28,206	(4)
George W. Broughton	158,820	(8)	4,665	163,485	1.56%
Wilford D. Dimit	59,402	(9)	7,550	66,952	(4)
Richard Ferguson	751	(10)	2,355	3,106	(4)
Brenda F. Jones, M.D.	3,392	(11)	2,912	6,304	(4)
David L. Mead	4,100	(12)	600	4,700	(4)
Robert W. Price	16,656	(13)	5,820	22,476	(4)
Theodore P. Sauber	130,188	(14)	2,355	132,543	1.26%
Carol A. Schneeberger (6)	33,850	(15)	17,111	50,961	(4)
Edward G. Sloane (6)	5,364	(16)	0	5,364	(4)
Paul T. Theisen	24,225	(17)	7,550	31,775	(4)
David T. Wesel (6)	5,932	(18)	3,609	9,541	(4)
Joseph H. Wesel	36,126	(19)	5,820	41,946	(4)
Thomas J. Wolf	25,600	(20)	3,510	29,110	(4)
Joseph S. Yazombek (6)	43,870	(21)	18,969	62,839	(4)
All current directors and executive officers as a group (numbering 19)	679,347	(22)	110,857	790,204	7.45%

(1)
Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table.  All fractional common shares have been rounded down to the whole common share.  The mailing address of each of the current executive officers and directors of Peoples is 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.

(2)
The “Percent of Class” computation is based on the sum of (i) 10,496,841 common shares outstanding and entitled to vote on February 26, 2010 and (ii) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after February 26, 2010.

(3)
Includes 12,936 common shares held in an investment account by Dave M. Archer, as to which Mr. Archer exercises sole voting and investment power. Does not include 12,233 common shares accrued to Mr. Archer’s bookkeeping account under the Peoples Bancorp Inc. Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (the “Deferred Compensation Plan for Directors”), as to which Mr. Archer has no voting or investment power.  As of February 26, 2010, 9,306 common shares held by Mr. Archer had been pledged as security.

(4)	Reflects beneficial ownership of less than 1% of the outstanding common shares.

(5)
Includes 5,777 common shares held in an investment account by Carl L. Baker, Jr., as to which Mr. Baker exercises sole voting and investment power. Includes 8,352 common shares held by B & N Coal, Inc., as to which Mr. Baker exercises shared voting and investment power.  Also includes (i) 8,943 common shares held by Mr. Baker as Trustee of the Gilbert Baker Trust, as to which Mr. Baker exercises sole voting and investment power; (ii) 44,924 common shares held by Mr. Baker as Trustee of the Jewell Baker Trust, as to which Mr. Baker exercises sole voting and investment power; (iii) 9,005 common shares held by Mr. Baker as Trustee of the Mary Baker Trust, as to which Mr. Baker exercises sole voting and investment power; and (iv) 2,000 common shares held by Mr. Baker as Trustee of Baker Investments LLC, as to which Mr. Baker exercises sole voting and investment power. Does not include 294 common shares accrued to Mr. Baker’s bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Baker has no voting or investment power.

(6)	Executive officer of Peoples during the 2009 fiscal year and named in the Summary Compensation Table for 2009. Mark F. Bradley also serves as a director of Peoples.

(7)
Does not include 1,661 common shares accrued to Mark F. Bradley’s bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Bradley has no voting or investment power.  Includes 7,959 common shares allocated to the account of Mr. Bradley in the Retirement Savings Plan, as to which Mr. Bradley has the power to direct the voting and investment.

(8)
Includes 2,000 common shares held by George Broughton Family Limited Partnership, as to which Mr. Broughton exercises sole voting and investment power.  Includes 558 common shares held by Broughton Commercial Properties, LLC, as to which Mr. Broughton exercises sole voting and investment power.  Includes 13,374 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Broughton exercises sole voting and investment power.  Does not include 16,333 common shares held of record and beneficially owned by Mr. Broughton’s wife, as to which Mr. Broughton has no voting or investment power and disclaims beneficial ownership.  Does not include 1,453 common shares accrued to Mr. Broughton’s  bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Broughton has no voting or investment power.  As of February 26, 2010, 558 common shares held by Broughton Commercial Properties, LLC and 9,306 common shares held by Mr. Broughton had been pledged as security.

(9)
Includes 25,407 common shares held in the Wilford D. Dimit Trust Investment Account at Peoples Bank, as to which Mr. Dimit exercises shared voting and investment power with Peoples Bank.  Also includes 33,669 common shares held in the Marjorie E. Dimit Trust Investment Account at Peoples Bank, as to which Mr. Dimit exercises shared voting and investment power with Peoples Bank.  Does not include 30,343 common shares accrued to Mr. Dimit’s bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Dimit has no voting or investment power.

(10)
Includes 103 common shares allocated to the account of Richard Ferguson in the Ferguson Consulting, LLC retirement savings plan, as to which Mr. Ferguson has the power to direct the voting and investment.  Does not include 8,038 common shares accrued to Mr. Ferguson’s bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Ferguson has no voting or investment power.

(11)	Does not include 11,947 common shares accrued to Dr. Brenda F. Jones’ bookkeeping account under the Deferred Compensation Plan for Directors, as to which Dr. Jones has no voting or investment power.

(12)
Includes 3,500 common shares held in an investment account by David L. Mead, as to which Mr. Mead exercises sole voting and investment power. Does not include 4,526 common shares accrued to Mr. Mead’s bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Mead has no voting or investment power.

(13)
Includes 11,167 common shares held in the Robert W. Price Investment Account, as to which Mr. Price exercises sole investment and voting power.  Does not include 9,383 common shares accrued to Mr. Price’s bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Price has no voting or investment power.

(14)
Includes 56,173 common shares held in the Carol J. Sauber Trust Account at Peoples Bank, as to which Theodore P. Sauber exercises shared investment and voting power with Peoples Bank.  Includes 65,594 common shares held in the Theodore P. Sauber Trust Account at Peoples Bank, as to which Mr. Sauber exercises shared investment and voting power with Peoples Bank.  Includes 8,121 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Sauber exercises shared investment and voting power with Peoples Bank.

(15)
Includes 8,521 common shares held jointly by Carol A. Schneeberger with her husband, as to which Ms. Schneeberger exercises shared voting and investment power. Includes 14,610 common shares allocated to the account of Ms. Schneeberger in the Retirement Savings Plan, as to which Ms. Schneeberger has the power to direct the voting and investment.  Includes 3,751 common shares held by David Radcliff, the father of Ms. Schneeberger.  Mr. Radcliff has granted to Ms. Schneeberger, pursuant to a power of attorney, voting and investment powers with respect to these 3,751 common shares; however, Ms. Schneeberger disclaims beneficial ownership as to these 3,751 common shares.

(16)	Includes 2,683 common shares allocated to the account of Edward G. Sloane in the Retirement Savings Plan, as to which Mr. Sloane has the power to direct the voting and investment.

(17)	Does not include 6,569 common shares accrued to Paul T. Theisen’s account under the Deferred Compensation Plan for Directors, as to which Mr. Theisen has no voting or investment power.

(18)
Includes 2,889 common shares held jointly by David T. Wesel with his wife, as to which Mr. Wesel exercises shared voting and investment power.  Includes 2,240 common shares held by Mr. Wesel as custodian for his children.

(19)
Does not include 14,179 common shares held in the Luada Wesel Estate Plan Trust Investment Account at Peoples Bank, as to which: (i) Joseph H. Wesel has no voting or investment power and disclaims beneficial ownership and (ii) Peoples Bank shares voting and investment power with Luada Wesel.  Does not include 8,965 common shares accrued to Mr. Wesel’s account under the Deferred Compensation Plan for Directors, as to which Mr. Wesel has no voting or investment power.  Does not include 9,486 common shares in the Joseph and Lu Wesel Grandchildren’s Trust, as to which Peoples Bank has sole investment and voting power.

(20)	As of February 26, 2010, 20,000 common shares held by Thomas J. Wolf had been pledged as security.

(21)
Includes 26,780 common shares held jointly by Joseph S. Yazombek and his wife, as to which Mr. Yazombek exercises shared voting and investment power.  Includes 16,208 common shares allocated to the account of Mr. Yazombek in the Retirement Savings Plan, as to which Mr. Yazombek has the power to direct the voting and investment.

(22)
Includes common shares held jointly by current directors and executive officers with other persons, as well as 36,928 common shares allocated to the accounts of the executive officers of Peoples in the Retirement Savings Plan.  See notes (3), (5) and (7) through (21) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Peoples’ directors and executive officers, and any persons beneficially holding more than 10 percent of Peoples’ outstanding common shares, file statements with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership.  Peoples is required to disclose in this proxy statement any late statements, if any statements are not filed within the time periods mandated by the SEC.  Based solely on Peoples’ review of (i) Section 16(a) statements filed on behalf of these persons for their transactions during Peoples’ 2009 fiscal year and (ii) written representations received from these persons that no other Section 16(a) statements were required to be filed by them for transactions during Peoples’ 2009 fiscal year, Peoples believes that all Section 16(a) filing requirements applicable to Peoples’ executive officers and directors, and persons holding more than 10 percent of Peoples’ outstanding common shares, were complied with, except:

•	David L. Mead filed late one Form 4 reporting one acquisition of common shares (which occurred on October 30, 2009 and was reported on November 4, 2009).

•	George W. Broughton filed late one Form 4 reporting one acquisition of common shares by Mr. Broughton as Custodian (which occurred on April 14, 2009 and was reported on November 25, 2009).

•
Carl L. Baker, Jr. filed late one Form 4 reporting one acquisition of common shares by Mr. Baker as Trustee of the Mary Baker Trust (which occurred on September 27, 2008 and was reported on February 24, 2009).

TRANSACTIONS WITH RELATED PERSONS

During the 2009 fiscal year, Peoples Bank entered into lending relationships with certain executive officers and directors of Peoples, with members of their immediate families and with corporations or organizations as to which directors of Peoples serve as executive officers or beneficially own more than 10% of the equity securities.  All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features to Peoples or Peoples Bank.

The above loans were subject to Peoples Bank’s written policies, procedures and standard underwriting criteria applicable to loans generally, and were made in accordance with Federal Reserve Regulation O requiring prior approval of each loan by the Board of Directors of Peoples Bank.

Effective January 1, 2006, David T. Wesel, the son of Joseph H. Wesel, a director of Peoples, assumed the positions of Executive Vice President of Peoples and of Peoples Bank, as well as President of Peoples Financial Advisors, a division of Peoples Bank.  Effective March 1, 2009, David T. Wesel also assumed the position of President of Peoples Insurance Agency, LLC, and his title at Peoples was changed to Executive Vice President for Investment and Insurance Services.  Prior to January 1, 2006, David T. Wesel had served as Vice President of Peoples Bank and Sales Manager of Peoples Financial Advisors, but was not an executive officer of either Peoples or Peoples Bank.  David T. Wesel’s compensation for the 2009 fiscal year is reported in the section captioned “EXECUTIVE COMPENSATION.”  Joseph H. Wesel does not serve as a member of Peoples’ Compensation Committee and was not involved in setting the compensation for David T. Wesel.

The Audit Committee is responsible, under the terms of its charter, for reviewing and overseeing procedures designed to identify related person transactions that are material to Peoples’ consolidated financial statements or otherwise require disclosure under applicable rules adopted by the SEC, including those transactions required to be disclosed under Item 404 of SEC Regulation S-K.  All such transactions must be approved by the Audit Committee.  Further, under the terms of its charter, the Audit Committee is responsible for reviewing and overseeing all actions and transactions which involve the personal interest of a director or executive officer of Peoples and determining in advance whether any such action or transaction represents a potential conflict of interest.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

As of the date of this proxy statement, there were 13 members of the Board of Directors – five directors in the class whose terms expire at the Annual Meeting, four in the class whose terms expire in 2011 and four in the class whose terms expire in 2012.  Proxies cannot be voted at the Annual Meeting for more than five nominees.

On March 10, 2009, Peoples received notification from Frank L. Christy that he intended to resign at some time in the future from the Peoples Board of Directors due to extensive travel and meeting commitments associated with his personal business pursuits.  On September 24, 2009, Mr. Christy notified Peoples that his resignation from the Peoples Board of Directors was to be effective as of September 24, 2009.

At the July 23, 2009 meeting of the Peoples Board of Directors, the Board increased the number of directors of Peoples from 12 to 13 and elected Dave M. Archer and Brenda F. Jones, M.D. to fill the offices created by the increase in the number of directors, in each case effective August 1, 2009.  Mr. Archer was elected as a director in the class whose term will expire at the Annual Meeting and Dr. Jones was elected as a director in the class whose term will expire in 2011.  The Governance and Nominating Committee of the Board of Directors had unanimously recommended the increase in the number of directors and the election of Mr. Archer and Dr. Jones.  Mr. Archer and Dr. Jones had been recommended to the Governance and Nominating Committee by Mark F. Bradley, the President and Chief Executive Officer of Peoples.

The Board of Directors proposes that each of the five nominees identified below be re-elected for a new three-year term and until his successor is duly elected and qualified or until his earlier resignation, removal from office or death.  The Governance and Nominating Committee recommended each nominee for re-election.  The five nominees for election as directors receiving the greatest number of votes “FOR” election will be elected to serve in the class whose terms expire in 2013.  Common shares represented by properly executed and returned proxy cards will be voted as specified or, if no instructions are given, “FOR” the election of the Board of Directors’ nominees, except in the case of broker non-votes.  Common shares as to which the authority to vote is withheld and broker non-votes will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.

Recommendation and Vote

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES LISTED BELOW.

The following table gives certain information, as of the date of this proxy statement, concerning each nominee for re-election as a director of Peoples.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.  Each individual also serves as a director of Peoples Bank.
Nominee	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Nominee For Term Expiring In

Dave M. Archer	65	Owner, President and Chief Executive Officer of several companies based in southeastern Ohio, including Pioneer Pipe Inc., which represent one of the largest full-service construction and fabrication groups in the United States, specializing in general, mechanical, and electrical construction, as well as pipe and steel fabrication and installation. He also volunteers his time in many community service projects and charitable organizations.	2009	2013
Mr. Archer’s extensive entrepreneurial experience in his own business ventures provides the Board of Directors with proven leadership skills, perspective on the trade and construction industry, and guidance on the operational management of Peoples.  Mr. Archer’s services as a director of Peoples Bank for 16 years and particularly as a member of Peoples Bank’s Loan Committee are also an asset to the Peoples Board of Directors by providing to the Board of Directors valuable insight on Peoples Bank’s lending operations.

David L. Mead	54	Vice President for Business Affairs, Otterbein College, located in Westerville, Ohio, since September 2006. Associate Professor of Finance, Marietta College, located in Marietta, Ohio, from August 2004 to September 2006. Chief Financial Officer and Treasurer of First Place Financial Corp., headquartered in Warren, Ohio, from December 2002 to June 2004. Treasurer of First Place Bank, headquartered in Warren, Ohio, from May 2002 to December 2002.	2006	2013
Mr. Mead’s 23 years of banking experience and his previous position as the Chief Financial Officer of a bank holding company provide significant value to the collective knowledge of our organization and the Board of Directors.  His extensive experience, professional certification as a Certified Public Accountant, financial expertise and background are assets both to the Board of Directors and the Audit Committee.  In addition, Mr. Mead’s service as a director of Peoples Bank for 4 years allows him to provide valuable perspective to the Board of Directors in the areas of financial oversight, audit, accounting, and general financial knowledge relevant to the financial services industry.

Nominee	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Nominee For Term Expiring In

Robert W. Price	46	Vice President, Summit Materials, LLC, headquartered in Washington, D.C., a vertically integrated construction materials company focused within aggregates, asphalt, concrete and construction, since 2010. Private Investor from 2008 to 2009. General Manager of The Shelly Company, Thornville, Ohio, an asphalt, aggregates and construction materials company, from 2002 to 2008. President of Smith Concrete, Marietta, Ohio, a ready-mix concrete company, from 1990 to 2002.	2000	2013
Mr. Price’s demonstrated business management and leadership background are assets to the organization.  His experience in strategic initiatives, mergers and acquisitions, and operational efficiency projects in leadership roles with various privately-held companies adds valuable knowledge to our Board of Directors.

Paul T. Theisen	79	Attorney-At-Law, retired. For more than 40 years, was a litigator with TheisenBrock, A Legal Professional Association (“TheisenBrock”), located in Marietta, Ohio, and was Of Counsel to, and an independent contractor with, that firm. Vice Chairman of the Board since June 2005, and Leadership Director from December 2005 to July 2008, of Peoples. Chairman of the Board of Peoples Bank since June 2005.	1980	2013
Mr. Theisen’s extensive experience as an attorney, practicing primarily in the areas of business and labor law, provides insights into these areas of the law as they relate to Peoples’ business operations for the Board of Directors.  His 30 years of experience as a director of Peoples and 31 years as a director of Peoples Bank also contribute a wealth of experience to the Board of Directors.

Thomas J. Wolf	63	President of seven holding companies for 14 McDonald’s Restaurants in Kentucky and West Virginia. Chairman of the Board for Fifth Avenue Broadcasting Co., Inc., a holding company for four radio stations in Huntington, West Virginia. Board member of Our Lady of Bellefonte Hospital in Ashland, Kentucky, from 2002 to 2008. Board member of the Ronald McDonald House in Huntington, West Virginia, since 1987. He also served as a Board member of Palmetto Heritage Bankshares, Inc., a community bank holding company based in South Carolina, from 2005 to 2007.	2004	2013
Mr. Wolf has 36 years of executive experience in managing businesses which is an asset to Peoples’ Board of Directors.  This experience allows Mr. Wolf to provide key input for our Board, both from a business perspective as well as insight into Peoples’ Kentucky market.

While it is contemplated that all nominees will stand for re-election at the Annual Meeting, if one or more nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors following recommendation by the Governance and Nominating Committee.  The Board of Directors knows of no reason why any of the nominees named above would be unavailable or unable to serve if elected to the Board.

The following table gives certain information, as of the date of this proxy statement, concerning the current directors of Peoples who will continue to serve after the Annual Meeting.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.  Each individual also serves as a director of Peoples Bank.

Name	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

Carl L. Baker, Jr.	47	President and Chief Executive Officer, B & N Coal, Inc., a mining, reclamation and construction concern, located in southeastern Ohio. Co-Owner of Sharon Stone Company, a limestone and slag producer, located in Noble and Washington Counties, Ohio. Owner of Dexter Hardwoods, Inc., a hardwood sawmill, located in Noble County, Ohio. Partner in Belpre Sand & Gravel Company, a sand and gravel operation, located in Little Hocking, Washington County, Ohio.	2000	2012
Mr. Baker’s management and leadership in these businesses provide quality insights on some of the core regional business types served by Peoples, which has allowed Mr. Baker to help guide Peoples in his role as a director.  He brings a diverse background and executive experience to the Board of Directors.

Mark F. Bradley	40
Chief Executive Officer since May 2005, President since June 2004, a Director since February 2003, Chief Operating Officer from July 2003 to May 2005, Executive Vice President and Chief Integration Officer from February 2001 to July 2003, and Controller from 1997 to 2001, of Peoples.  Chief Executive Officer since May 2005, President since 2002, Chief Operating Officer from 2002 to May 2005, and Controller from 1997 to 2001, of Peoples Bank.  Chairman, President and a Director of Peoples Bancorp Foundation, Inc. since December 2003.  President from January 2006 to February 2009 and a Director since January 2004 of Peoples Insurance Agency, LLC.

			2003	2011
Mr. Bradley’s role as President and Chief Executive Officer of Peoples provides him with intimate knowledge of the Peoples organization and its operations through his day-to-day management of Peoples.  In addition, Mr. Bradley’s service as a director of Peoples Bank for 7 years allows him to share this valuable day-to-day perspective with the Peoples Board of Directors.

George W. Broughton	52
Owner and President of GWB Specialty Foods, LLC, an ice cream, frozen food, and coffee service distributor.  Owner and President of Broughton Commercial Properties, LLC, a commercial properties rental company.  Chairman of Broughton Foundation, a nonprofit charitable foundation, and Broughton Park, a park facility owned by the Broughton Foundation and made available to the public.  President and Controller of George Broughton Family LLP, an asset management company.  Owner and President of GWB Oil & Gas LLC, an independent oil and gas producing company.  All of these entities are based in Marietta, Ohio.  A Director of Peoples Bancorp Foundation, Inc. since December 2003.

			1994	2012

Name	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

Mr. Broughton brings a great deal of experience in various small business ventures in a number of different industries to the Board of Directors.  His extensive executive experience and proven general business and leadership skills are valuable to Peoples’ Board of Directors and enhance its overall capabilities.  Mr. Broughton’s service as a director of Peoples Bank for 20 years allows him to provide valuable perspective to the Peoples Board of Directors as to issues affecting local and regional business in Peoples’ market area.

Wilford D. Dimit	75	Former President of First Settlement, Inc., a Marietta, Ohio corporation operating a retail clothing store for men and women, a family shoes store, a cosmetic studio, a public alteration shop and a restaurant. In March 2005, the businesses were sold or closed and Mr. Dimit retired.	1993	2012
Mr. Dimit’s many years of extensive sales experience, and his small business ownership and management history, combined with his degree in Business Administration from Marietta College, are valuable to Board oversight and leadership in providing insights into the ownership and management of various small businesses.  Mr. Dimit’s service as a director of Peoples Bank for 21 years allows him to provide valuable perspective in these areas of expertise to the Peoples Board of Directors.

Richard Ferguson	63	Owner of Ferguson Consulting, LLC, a Columbus, Ohio based professional practice that focuses on business valuations and forensic accounting services. Certified Public Accountant since 1976 and Certified Valuation Analyst since 1996. Mr. Ferguson has served as Chairman of the Board of Peoples since July 2008.	2004	2012
Mr. Ferguson brings significant financial expertise and business knowledge to the Peoples Board of Directors, both through his business experience and his professional certifications.  His extensive financial experience, expertise, and background are also invaluable for Peoples’ Audit Committee.

Dr. Brenda F. Jones	51	Medical Director, Marietta Ophthalmology Associates, Inc., located in Marietta, Ohio, since 1991. Member, American Academy of Ophthalmology (Fellow), Ohio Ophthalmology Society, American Medical Association, National Medical Association, and Research to Prevent Blindness.	2009	2011
Dr. Jones has effectively led a corporation for 19 years as a sole practitioner.  She has brought those leadership skills to Peoples and provides perspective to the Board on business and management matters.  In addition, Dr. Jones’ service as a director of Peoples Bank for 15 years allows her to provide valuable perspective to the Peoples Board of Directors as not just a practitioner, but a business owner and operator in the medical field.

Theodore P. Sauber	76	Vice President of T.C.K.S., Inc., a holding company for McDonald’s Restaurants in Ohio and West Virginia. A member of the Ohio University Trustees Academy. A member of Service Corps of Retired Executives (SCORE) of Athens (Ohio). A Director of Peoples Bancorp Foundation, Inc. since December 2003. Retired Trustee of Rio Grande University.	2004	2011
Mr. Sauber developed his business experience through ownership and operation of McDonald’s franchises for 35 years.  In additional to his general business knowledge, his in-depth knowledge of Peoples’ Athens and Nelsonville markets provides a valuable perspective for the Board of Directors in a crucial market area.  Mr. Sauber’s service as a director of Peoples Bank for 19 years allows him to apply this perspective to the Peoples Board of Directors.

Name	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

Joseph H. Wesel	80	President of W.D.A., Inc., a real estate holding company, located in Marietta, Ohio. Chairman and Chief Executive Officer of Marietta Automotive Warehouse, Inc., an automotive parts wholesaler, located in Marietta, Ohio, from 1978 until December 2007. Chairman of the Board from 1991 until July 2003 and again from June 2005 until June 2008, Leadership Director from July 2003 to December 2005 and Vice Chairman of the Board from July 2003 to June 2005, of Peoples.	1980	2011
Mr. Wesel’s extensive executive experience through owning and operating a multi-state wholesale and retail auto parts distribution business and through his roles as a director and Chairman provides the Board of Directors with valuable knowledge of Peoples’ market areas and the business community therein.  His 30 years of experience as a director of Peoples and 36 years as a director of Peoples Bank allow Mr. Wesel to combine his knowledge of Peoples’ market areas and Peoples’ internal operations to offer valuable insight to the Peoples Board of Directors.

Other than the father-son relationship between Joseph H. Wesel, a director of Peoples, and David T. Wesel, an executive officer of Peoples, there are no family relationships among any of the directors, nominees for election as a director and executive officers of Peoples.

EXECUTIVE OFFICERS

The following are the executive officers of Peoples, all of whom are elected annually and serve at the pleasure of the Board of Directors of Peoples.  This table lists each executive officer’s age as of the date of this proxy statement as well as the positions presently held by each executive officer with Peoples and our principal subsidiaries and each executive officer’s individual business experience.

Name	Age	Position
Mark F. Bradley	40	President and Chief Executive Officer
Daniel K. McGill	55	Executive Vice President, Chief Commercial Lending Officer
Carol A. Schneeberger	53	Executive Vice President, Operations
Edward G. Sloane	49	Executive Vice President, Chief Financial Officer and Treasurer
Richard W. Stafford	45	Executive Vice President, Retail Banking
David T. Wesel	48	Executive Vice President, Investment and Insurance Services
Joseph S. Yazombek	56	Executive Vice President, Chief Credit Officer

Mr. Bradley has been Chief Executive Officer of Peoples since May 2005 and President of Peoples since June 2004.  Mr. Bradley also has been Chief Executive Officer of Peoples Bank since May 2005 and President since July 2002.  Prior thereto, Mr. Bradley served as Chief Operating Officer of Peoples from July 2003 to May 2005, and as Executive Vice President and Chief Integration Officer from February 2001 to July 2003.  He also served as Chief Operating Officer of Peoples Bank from July 2002 to May 2005.  Between 1997 and 2001, Mr. Bradley served as Controller of Peoples and Peoples Bank.  Mr. Bradley joined Peoples in 1991.  In January 2006, Mr. Bradley was appointed President of Peoples Insurance, LLC, and served in that capacity until March 2009.  Mr. Bradley remains a director of Peoples Insurance.  Mr. Bradley has been a director of Peoples since 2003 and of Peoples Bank since 2002.

Mr. McGill joined Peoples in September 2009 when he was appointed Executive Vice President, Chief Commercial Lending Officer of both Peoples and Peoples Bank.  Prior to joining Peoples, Mr. McGill worked for FirstMerit Bank, National Association, starting in 1994, and served as President and Chief Executive Officer of the Central Region of FirstMerit Bank, National Association from 1997 to July 2009.

Ms. Schneeberger, a Certified Public Accountant, serves as Executive Vice President, Operations of Peoples and Peoples Bank, positions she has held since April 1999 and February 2000, respectively, and she has served as Cashier of Peoples Bank since March 2000.  From April 2007 to May 2008, Ms. Schneeberger served as interim Chief Financial Officer and Treasurer of both Peoples and Peoples Bank.  From October 1988 to April 1999, Ms. Schneeberger was Vice President for Operations of Peoples.  Prior thereto, she was Auditor of Peoples from August 1987 to October 1988 and Auditor of Peoples Bank from January 1986 to October 1988.  Ms. Schneeberger joined Peoples Bank in 1977.

Mr. Sloane, a Certified Public Accountant, joined Peoples in May 2008 when he was appointed as Executive Vice President, Chief Financial Officer and Treasurer of Peoples and Peoples Bank.  Prior to joining Peoples, Mr. Sloane served from 2006 to 2008 as Senior Vice President of Strategic Planning and Analysis for WesBanco, Inc., a West Virginia bank holding company located in Wheeling, West Virginia.  From 1991 to 2006, Mr. Sloane served as Controller of WesBanco, Inc.  He has over 25 years of experience in the financial services industry in various roles of increasing responsibility in the accounting, finance, mergers and acquisitions, asset/liability management and strategic planning areas.

Mr. Stafford joined Peoples in February 2010 when he was appointed Executive Vice President, Retail Banking of both Peoples and Peoples Bank.  Prior to joining Peoples, Mr. Stafford served as Senior Vice President of Retail Banking and Chief Operating Officer of Citizens First Bancorp, Inc., a Michigan bank holding company, from 2005 to January 2010.

Mr. Wesel became Executive Vice President of Peoples in January 2006.  Mr. Wesel was also appointed as President of Peoples Bank’s Peoples Financial Advisors division in January 2006.  Effective March 1, 2009, Mr. Wesel also assumed the position of President of Peoples Insurance and was named Executive Vice President for Investment and Insurance Services.  From September 4, 2009, to February 8, 2010, Mr. Wesel served as interim leader of Retail Banking of both Peoples and Peoples Bank.  Mr. Wesel served as Sales Manager of Peoples Financial Advisors from February 2004 to December 2005.  Prior to joining Peoples, Mr. Wesel had over 20 years of experience in senior management and sales administration, including two years of experience from September 2002 to February 2004 with Parker Hunter, a regional brokerage firm.  Mr. Wesel is the son of Joseph H. Wesel, a director of Peoples and Peoples Bank.

Mr. Yazombek became Executive Vice President, Chief Credit Officer in September 2009.  Mr. Yazombek served as Executive Vice President, Chief Lending Officer of Peoples from January 2000 to September 2009.  Mr. Yazombek has also held the position of Executive Vice President and Chief Lending Officer of Peoples Bank from October 1998 to September 2009.  He was an Executive Vice President of Peoples Bank’s Consumer and Mortgage Lending areas from May 1996 to October 1998.  Mr. Yazombek joined Peoples Bank in 1983 and served as a real estate lender until May 1996.

None of the executive officers of Peoples is involved in legal proceedings required to be reported or disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

Independence of Directors

The rules of The NASDAQ Stock Market LLC (the “NASDAQ Rules”) require that a majority of Peoples’ Board of Directors be independent directors.  The definition of an independent director for purposes of the NASDAQ Rules includes a series of objective criteria, which Peoples’ Board of Directors has used in determining whether its members are independent.

Peoples has an independent director who serves as Chairman of the Board.  Independent director Richard Ferguson was appointed on July 1, 2008 to serve as Chairman of the Board.  Peoples believes that independent directors provide objective oversight of management performance as a key component of efficient corporate governance.  The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman of the Board based upon the needs of Peoples in order to provide effective oversight of management.

In addition to considering the objective criteria, as required by the NASDAQ Rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out the responsibilities of a director.  In making these independence determinations, the Board of Directors has reviewed, considered and discussed each director’s business and personal relationships, both direct and indirect, with Peoples and our subsidiaries and the compensation and other payments each director and such director’s immediate family members have, both directly and indirectly, received from or made to Peoples and our subsidiaries and presently expect to receive from or make to Peoples and our subsidiaries.  Based on that review, consideration and discussion, the Board of Directors has determined that at least a majority of its members qualify as independent directors.  The Board of Directors has further determined that each of the following directors has no financial or personal ties, either directly or indirectly, with Peoples or our subsidiaries (other than compensation received in the individual’s capacity as a director of Peoples and our subsidiaries, non-preferential banking relationships in the ordinary course of business with Peoples Bank and ownership of common shares of Peoples as described in this proxy statement) and thus qualifies as independent: Dave M. Archer; Carl L. Baker, Jr.; George W. Broughton; Wilford D. Dimit; Dr. Brenda F. Jones; Richard Ferguson; David L. Mead; Robert W. Price; Theodore P. Sauber; Paul T. Theisen; and Thomas J. Wolf.  The Board of Directors also determined that during his period of service which ended September 24, 2009, Frank L. Christy also had no financial or personal ties, either directly or indirectly, with Peoples and our subsidiaries (other than compensation received by him in his capacity as a director of Peoples and our subsidiaries, non-preferential banking relationships in the ordinary course with Peoples Bank, and ownership of Peoples common shares) and thus qualified as independent.

Paul T. Theisen was Of Counsel to, and an independent contractor with, the law firm of TheisenBrock until December 2008.  Mr. Theisen has not been a partner, controlling shareholder or executive officer or otherwise been related to or held any interest in TheisenBrock, other than as Of Counsel and an independent contractor (and has not personally performed legal services for Peoples or any of our subsidiaries), since 1998.  TheisenBrock performed legal services for Peoples and our subsidiaries during the 2009 fiscal year.

Mark F. Bradley does not qualify as an independent director because he currently serves as an executive officer of Peoples.

On September 14, 2005, the Board of Directors appointed David T. Wesel as an executive officer of Peoples and Peoples Bank, effective January 1, 2006.  Joseph H. Wesel is the father of David T. Wesel.  The Board of Directors has determined that, due to his relationship to David T. Wesel, Joseph H. Wesel does not qualify as an independent director either under the applicable NASDAQ Rules or for purposes of Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), each of which applies to directors serving on the Compensation Committee.

Executive Sessions

  In accordance with applicable NASDAQ Rules, the independent directors were given the opportunity to meet in executive session during each Board of Directors meeting, presided over by the Chairman of the Board, and at such other times as the independent directors deemed necessary.

Meetings of the Board and Attendance at Annual Meetings of Shareholders

The Board of Directors held a total of 13 meetings during the 2009 fiscal year.  Each incumbent director attended 77% or more of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served, in each case during his or her period of service, other than Dave M. Archer, who attended 67%.

Peoples encourages all incumbent directors and director nominees to attend each annual meeting of shareholders.  All of the directors serving on the Board of Directors at that time attended Peoples’ last annual meeting of shareholders held on April 23, 2009.

Committees of the Board

The Board of Directors has a standing Audit Committee, a standing Compensation Committee, a standing  Executive Committee, a standing Governance and Nominating Committee and a standing Risk Committee.  The Audit Committee and the Risk Committee are charged with the majority of the risk oversight responsibilities of the Board of Directors.  The Risk Committee is the primary entity providing oversight of significant risks on an enterprise-wide level within all the defined risk categories, as discussed below.  However, the Audit Committee duties do include overseeing a substantial portion of management’s actions to address compliance, legal and operational risks.  The Compensation Committee evaluates with Peoples’ senior risk officers all risks posed by Peoples’ compensation programs and makes all reasonable efforts required to limit any unnecessary risks these programs pose to Peoples and ensure that the programs do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of Peoples.  These committees are focused on maintaining our key risks within acceptable tolerances and work in concert to provide enterprise-wide oversight.  Each committee’s role and its interaction with the Board of Directors regarding the committee’s oversight responsibilities are described more fully below.  Through these committees and the effective working relationships with management, the Board of Directors is able to effectively monitor and maintain an active role in the oversight of the key aspects of risks to which Peoples is exposed.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Audit Committee is posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com.  At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.  Among other duties set forth in its charter, the Audit Committee is responsible for:

•	overseeing the accounting and financial reporting processes of Peoples;

•	overseeing the audits of the consolidated financial statements of Peoples;

•
appointing, terminating, compensating and overseeing the work of Peoples’ independent registered public accounting firm, including resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	pre-approving all audit and non-audit services provided by the independent registered public accounting firm;

•	discussing with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls of Peoples;

•	reviewing and concurring in the appointment, replacement, reassignment or dismissal of the internal auditor, the scope of the internal audit and the operation and performance of the internal auditor;

•	reviewing and approving all related party transactions (any transaction required to be reported pursuant to Item 404 of SEC Regulation S-K) for potential conflict of interest situations;

•	reviewing Peoples’ earnings press releases, financial information and earnings guidance and financial statements and related disclosures in Peoples’ periodic reports;

•	setting hiring policies for employees or former employees of the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by Peoples regarding accounting, internal accounting controls or auditing matters;

•	assisting the Board of Directors in the oversight of:

•	the performance of Peoples’ independent registered public accounting firm,

•	the independent registered public accounting firm’s qualifications and independence; and

•	other responsibilities as may be delegated to the Audit Committee by the full Board of Directors.

The Audit Committee held four meetings during the 2009 fiscal year.  The “AUDIT COMMITTEE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009” appears beginning on page 51.

The Audit Committee is currently comprised of David L. Mead (Chairman), Carl L. Baker, Jr., Richard Ferguson, Dr. Brenda F. Jones, Theodore P. Sauber and Thomas J. Wolf.  Messrs. Ferguson, Baker, Mead, Sauber and Wolf served as members of the Audit Committee during the entire 2009 fiscal year.  George W. Broughton served as a member of the Audit Committee until August 1, 2009.  Wilford D. Dimit served as a member of the Audit Committee from April 23, 2009 until August 1, 2009.  Dr. Brenda F. Jones was appointed to the Audit Committee on August 1, 2009.  The Board of Directors has determined that each of the current members of the Audit Committee qualifies, and each of the individuals who served as members of the Audit Committee during the 2009 fiscal year qualified, as an independent director for purposes of Rule 10A-3 under the Exchange Act and under the applicable NASDAQ Rules.

The Board of Directors has concluded that each member of the Audit Committee is capable of (i) understanding accounting principles generally accepted in the United States (“US GAAP”) and financial statements, (ii) assessing the general application of US GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating Peoples’ consolidated financial statements, (iv) understanding internal control over financial reporting, and (v) understanding audit committee functions.  Based upon their respective backgrounds, knowledge, qualifications, experience and profession, the Board of Directors has determined that each of Richard Ferguson and David L. Mead qualifies as an “audit committee financial expert” under the SEC’s rules, and as “financially sophisticated” for purposes of the applicable NASDAQ Rules.

Compensation Committee

The Compensation Committee is comprised of five directors who qualify as (i) “independent directors” under the applicable NASDAQ Rules, (ii) “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and (iii) “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.  In addition, the Compensation Committee constitutes a “compensation committee” for purposes of the requirements applicable to Peoples as a result of its participation in the Capital Purchase Program enacted by the U.S. Treasury enacted as part of TARP and imposed by the ARRA and the Interim Final Rule issued by the U.S. Treasury.  (More information about this requirement and the other obligations imposed on Peoples by the ARRA and the Interim Final Rule is included in the section entitled –“COMPENSATION DISCUSSION AND ANALYSIS - TARP Capital Purchase Program”.)

The members of the Compensation Committee are George W. Broughton (Chairman), Carl L. Baker, Jr., David L. Mead, Robert W. Price and Paul T. Theisen, each of whom served on the Compensation Committee throughout the entire 2009 fiscal year.  At the beginning of the 2009 fiscal year, Frank L. Christy was the Chairman of the Compensation Committee.  On March 10, 2009, Peoples received notification from Mr. Christy that he intended to resign at some point in the future from the Peoples Board of Directors due to extensive travel and meeting commitments associated with his personal business pursuits.  On September 24, 2009, Mr. Christy notified Peoples that his resignation from the Peoples Board of Directors was to be effective as of September 24, 2009.  The last Compensation Committee meeting Mr. Christy attended was on March 5, 2009.  Mr. Christy at all times during his service qualified as an independent director.

The ARRA and the Interim Final Rule require that the Compensation Committee meet at least every six months and take the following actions:

•
Discuss, evaluate and review all Senior Executive Officer Compensation Plans (as defined in the Interim Final Rule) with Peoples’ senior risk officers to ensure that the Senior Executive Officer Compensation Plans do not include incentives for the Senior Executive Officers (as defined in the Interim Final Rule) of Peoples to take unnecessary and excessive risks that could threaten Peoples’ value.

•
Discuss, evaluate and review all Employee Compensation Plans (as defined in the Interim Final Rule) with Peoples' senior risk officers in light of the risks (including the short-term and long-term risks) posed to Peoples by such Employee Compensation Plans and how to limit such risks.

•
Discuss, evaluate and review all Employee Compensation Plans and identify and eliminate features in the Employee Compensation Plans that could encourage the manipulation of reported earnings of Peoples to enhance the compensation of any employee.

The Compensation Committee is required to both disclose the results, and certify completion, of the reviews described above in the Compensation Committee Report.  The disclosure and certifications in the form required by the Interim Final Rule are included in the section captioned “COMPENSATION COMMITTEE REPORT”.

The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Compensation Committee is posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com.  The Compensation Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval as necessary.

The primary function of the Compensation Committee is to review and approve, on behalf of the Board of Directors, recommendations regarding all forms of compensation to be provided to the executive officers and directors of Peoples and our subsidiaries, including bonuses, equity-based compensation, cash incentives, perquisites, employee benefits and salary programs.  In carrying out this function, the Compensation Committee is responsible for reviewing and approving goals and objectives relevant to the compensation of Peoples’ executive officers and other officers designated by the Board of Directors, evaluating such officers’ performance in light of those goals and objectives and determining compensation based on that evaluation.  The Compensation Committee administers Peoples’ 1995 Stock Option Plan (the “1995 Plan”), 1998 Stock Option Plan (the “1998 Plan”), 2002 Stock Option Plan (the “2002 Plan”), Amended and Restated 2006 Equity Plan (the “2006 Plan”), and Amended and Restated Incentive Award Plan (the “Incentive Plan”), and approves grants of awards under these plans in compliance with applicable securities and tax laws.  The Compensation Committee also undertakes such other responsibilities as the full Board of Directors may from time to time prescribe.

The Compensation Committee held eight meetings during the 2009 fiscal year.  Its Chairman determines the agenda for the meetings of the Compensation Committee with the assistance of Peoples’ Executive Vice President, Operations who also serves as the Secretary to the Compensation Committee.  During the 2009 fiscal year, the Compensation Committee reviewed and approved on behalf of the Board of Directors, management recommendations regarding all forms of compensation provided to the executive officers and directors of Peoples and our subsidiaries.  Additionally, the Compensation Committee reviewed and approved all equity-based compensation, cash incentives, perquisites, employee benefits, salary programs, and human resources policies and procedures for employees of Peoples and our subsidiaries.  The Compensation Committee also reviewed and approved the 2009 goals and objectives relevant to the compensation of Peoples’ executive officers, and recommended the corporate performance goals to the Board of Directors, which were subsequently approved by the Board of Directors.  The Compensation Committee evaluated the executive officers’ performance in light of those goals and objectives and determined the compensation earned by each executive officer based on that evaluation.  Leadership and executive management succession plans were also reviewed and discussed during 2009.

The Compensation Committee has the authority to retain one or more compensation consultants or advisors to assist in the evaluation of director and executive officer compensation.  The Compensation Committee has sole authority to retain and terminate any such compensation consultant or advisor, including sole authority to approve the fees and other retention terms of any consultant or advisor.  The Compensation Committee has engaged Amalfi Consulting, LLC (“Amalfi Consulting”), a compensation and benefits consultant serving the financial services industry.  The Compensation Committee has direct access to the consultant and may engage the consultant on an as needed basis for advice with respect to the amount and form of executive and director compensation.  In addition, from time to time, the consultant provides information and analysis to Peoples’ management at its request for use by the Compensation Committee.  Please see the discussion of the consulting services provided to the Compensation Committee by Amalfi Consulting in the section captioned "COMPENSATION DISCUSSION AND ANALYSIS – Setting Executive Compensation".

The “COMPENSATION DISCUSSION AND ANALYSIS” regarding executive compensation for the 2009 fiscal year appears beginning on page 22, and the “COMPENSATION COMMITTEE REPORT” for the 2009 fiscal year appears beginning on page 35.

Executive Committee

The Executive Committee is currently comprised of Mark F. Bradley (Chairman), George W. Broughton, Richard Ferguson, David L. Mead, Robert W. Price, Paul T. Theisen and Joseph H. Wesel.  Messrs. Bradley, Price, Theisen and Wesel served as members of the Executive Committee during the entire 2009 fiscal year.  Wilford D. Dimit served as a member of the Executive Committee until August 1, 2009.  George Broughton and Richard Ferguson were appointed to the Executive Committee on April 23, 2009.  David L. Mead was appointed to the Executive Committee on August 1, 2009.  The Executive Committee is authorized to act in the intervals between meetings of the directors on matters delegated to the Executive Committee by the full Board of Directors.  The Executive Committee held three meetings during the 2009 fiscal year.

Governance and Nominating Committee

The members of the Governance and Nominating Committee are:  Paul T. Theisen (Chairman), George W. Broughton, Wilford D. Dimit, Dr. Brenda F. Jones and Robert W. Price.  Messrs. Theisen, Broughton and Price served as members of the Governance and Nominating Committee during the entire 2009 fiscal year.  Wilford D. Dimit was appointed to the Governance and Nominating Committee on April 23, 2009.  Dr. Brenda F. Jones was appointed to the Governance and Nominating Committee on August 1, 2009.  The Board of Directors has determined that each of the members of the Governance and Nominating Committee qualifies as an independent director under applicable NASDAQ Rules.

The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  The primary responsibilities of the Governance and Nominating Committee are:

•
to establish and articulate qualifications, desired background and selection criteria for members of the Board of Directors consistent with the eligibility requirements set forth in Peoples’ Code of Regulations;

•
to identify qualified candidates for election (including re-election), nomination or appointment to the Board of Directors and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Peoples or as vacancies occur;

•	to make recommendations to the full Board of Directors and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	to oversee matters of corporate governance, including an evaluation of Board performance and processes;

•
to review with the Chairman of the Board, or another director designated by the full Board of Directors, issues involving potential conflicts of interest and/or any change of status of directors pursuant to applicable law and the applicable provisions of Peoples’ Code of Ethics for Directors, Officers and Employees or Peoples’ Code of Regulations;

•	to recommend the number of individuals to serve on the Board of Directors;

•	to periodically review Peoples’ Code of Ethics for Directors, Officers and Employees and recommend to the full Board of Directors changes thereto, as necessary; and

•	to undertake such other responsibilities as may be referred to the Governance and Nominating Committee by the full Board of Directors or the Chairman of the Board.

The charter of the Governance and Nominating Committee is posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com.  The Governance and Nominating Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval as necessary.  On January 28, 2010, the Governance and Nominating Committee proposed an amendment to its charter, which amendment was then approved by the Board of Directors on February 25, 2010.  This amendment is further discussed in the section captioned “NOMINATING PROCEDURES”.  The Governance and Nominating Committee held four meetings during the 2009 fiscal year.

Risk Committee

The Risk Committee is currently comprised of: Robert W. Price (Chairman), Carl L. Baker, Jr., Richard Ferguson, David L. Mead, Theodore P. Sauber, Paul T. Theisen and Thomas J. Wolf.  Messrs. Price, Baker, Ferguson. Mead, Sauber, Theisen and Wesel served as members of the Risk Committee during the entire 2009 fiscal year.  George W. Broughton, Frank L. Christy, Wilford D. Dimit and Joseph H. Wesel served as members of the Risk Committee until August 1, 2009.

The Risk Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  The primary responsibilities of the Risk Committee are:

•
Ensuring that policies, procedures and guidelines are designed and implemented so as to manage risk to Peoples in all forms, including credit, market, interest rate, liquidity, compliance and legal, operational and technological, strategic and reputation risks;

•	Overseeing management’s implementation and enforcement of Peoples’ risk management policies, procedures, and guidelines;

•	Monitoring Peoples’ internal risk management function; and

•	Ensuring that Peoples’ risk management activities are parallel to, and reconcile with, Peoples’ strategic plan.

The Risk Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval as necessary.  The Risk Committee held three meetings during the 2009 fiscal year.

NOMINATING PROCEDURES

As described above, Peoples has a standing Governance and Nominating Committee that has the responsibility to identify and recommend to the full Board of Directors individuals qualified to become directors.  Each candidate must satisfy the eligibility requirements set forth in Peoples’ Code of Regulations.  As referred to above, the Governance and Nominating Committee and the Board of Directors approved an amendment to the Committee Charter.  This amendment serves to enhance the Committee’s ability to identify and nominate a broader spectrum of director candidates.  Achieving greater diversity is a prime objective of the Board of Directors, and the amendment to the charter, which gives greater latitude to Committee members to investigate and nominate a more diverse group of candidates is central to achieving this objective.  Section 1 of the Charter under the heading “Responsibilities” has been amended to read as follows:  “Establishing and articulating qualifications, desired background and selection criteria for members of the Board consistent with the eligibility requirements set forth in the Company’s Code of Regulations.  The Governance and Nominating Committee may consider such factors as it deems appropriate.”  To be eligible for election as a director, an individual must be a shareholder of Peoples.  Beyond this requirement, the Governance and Nominating Committee will consider such factors as it deems appropriate in evaluating potential individuals for Board membership, including a consideration of the individual’s contribution to the diversity of the Board.  When considering potential candidates for the Board of Directors, the Governance and Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contribute to value creation and to the effective representation of Peoples’ shareholders.  The Governance and Nominating Committee may consider those factors it deems appropriate in evaluating director candidates.

In considering candidates for the Board of Directors, the Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the requirement of being a shareholder, does not have any specific minimum qualifications that must be met by a Governance and Nominating Committee-recommended nominee.  However, the Governance and Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.  When identifying nominees to serve as directors, the Governance and Nominating Committee will consider candidates with diverse business and professional experience, skills, gender, and ethnic background, as appropriate, in light of the current composition and needs of the Board of Directors.

The Governance and Nominating Committee considers candidates for the Board of Directors from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation.  The Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates.  No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms.

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Corporate Secretary of Peoples at Peoples’ executive offices in Marietta, Ohio.  Such recommendation should provide the candidate’s name, age, business address, residence address, principal occupation or employment and number of common shares beneficially owned.  The recommendation should also describe the qualifications, attributes, skills or other qualities of the recommended director candidate.  A written statement from the candidate consenting to be named as a director candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.

Shareholders who wish to nominate an individual for election as a director at an annual meeting of the shareholders of Peoples must comply with Peoples’ Code of Regulations regarding shareholder nominations.  Shareholder nominations must be made in writing and delivered or mailed to the Corporate Secretary of Peoples not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors.  However, if less than 21 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders.  Nominations for the Annual Meeting must be received by April 8, 2010.  Each nomination must contain the following information to the extent known by the nominating shareholder:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each proposed nominee;

•	the number of shares of capital stock of Peoples beneficially owned by each proposed nominee and by the nominating shareholder; and

•	any other information required to be disclosed with respect to a nominee for election as a director under the SEC’s proxy rules.

Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director of Peoples if elected.  Nominations not made in accordance with the above requirements and Peoples’ Code of Regulations will not be considered.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Although Peoples has not to date developed formal processes by which shareholders may communicate directly with directors, it believes the informal process, in which any communication sent to the Board of Directors either generally or in care of the Chief Executive Officer, the Corporate Secretary or another corporate officer is forwarded to all members of the Board or specified individual directors, as appropriate, has served the needs of the Board and Peoples’ shareholders. There is no screening process, and all shareholder communications that are received by its officers for the attention of the Board of Directors are forwarded to the members of the Board.

Having found no problems with shareholder communications to directors under the existing process described above, the Governance and Nominating Committee has not found it necessary to develop more specific procedures. Until other procedures are developed and posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com, any communication to the Board of Directors or to individual directors may be mailed to the Board or one or more individual directors, in care of Peoples’ Corporate Secretary, at Peoples’ headquarters in Marietta, Ohio.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate.  In addition, shareholders may utilize Peoples’ website to communicate with the Board or individual directors.  Correspondence through the “Investor Relations - Shareholder Information” page of the website is also directed to the Corporate Secretary.  All such communications, whether via mail or the website, must identify the author as a shareholder of Peoples and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors.  The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors without any screening.  Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (for the purpose of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing, and continually monitoring adherence with Peoples’ compensation philosophy.  The Committee ensures that the total compensation paid during 2009 to the individuals included in the “SUMMARY COMPENSATION TABLE FOR 2009” on page 37 (referred to collectively as the “executive officers”), is reasonable, competitive and aligned with the best interests of the shareholders.  The Committee believes all employees should be rewarded for executing on goals designed to create long-term shareholder value without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.

In view of the current economic and financial environment, the Committee has reviewed the design and operation of Peoples’ compensation policies and practices for employees, not just executive officers, as related to risk management practices and risk-taking incentives with Peoples’ senior risk officers.  This review included the financial and non-financial goals required to be achieved for threshold, target and maximum levels of cash payments and equity-based awards, along with the corresponding payout potentials and associated risk.  The Committee has determined that Peoples’ compensation policies and practices do not provide Peoples’ employees with the incentive to engage in business activities or other behavior that would threaten the value of Peoples or the investments of its shareholders nor are they reasonably likely to have a material adverse impact on Peoples.

The goal of the compensation program for the executive officers is the same as our goal for operating Peoples:  to create long-term value for our shareholders.  Toward this goal, we have designed and implemented a compensation program for the executive officers to (i) reward them for sustained financial and operating performance and leadership excellence, (ii) align their interests with those of the shareholders, (iii) attract talent, and (iv) encourage strong performers to remain with Peoples for long and productive careers.  The elements of our compensation program consist of salary, annual cash incentive compensation, equity-based incentive compensation, retirement and other benefits, and perquisites and other personal benefits.  We combine the compensation elements for each executive officer in a manner we believe optimizes the executive officer’s contribution to Peoples and our shareholders, motivates the executive officer to attain the business goals set by Peoples, and rewards the executive officer for attaining such goals without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.

The Committee believes that the best measure of whether the executive compensation program is achieving its intended goals is to look at the long-term performance of Peoples.  Because the absolute minimum level of performance established for potential annual cash incentives and long-term equity-based incentives was not attained in 2009, Peoples’ executive officers did not receive payouts on any performance-based plans.  In light of these results, the Committee believes Peoples’ compensation program for its executive officers continues to be aligned with the interests of the shareholders.  The program is part of a fully-integrated, performance-based system that provides a balanced and stable foundation for strong and effective leadership into the future and ensures alignment with long-term shareholder interests without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.

TARP Capital Purchase Program

On January 30, 2009, Peoples completed the sale to the U.S. Treasury of $39 million of newly-issued Peoples non-voting preferred shares as part of the U.S. Treasury’s Capital Purchase Program enacted as part of the TARP which had been established by the Emergency Economic Stabilization Act of 2008 (“EESA”).  To finalize Peoples’ participation in the Capital Purchase Program, Peoples and the U.S. Treasury entered into a Letter Agreement, dated January 30, 2009 (the “Letter Agreement”), including the related Securities Purchase Agreement – Standard Terms attached thereto (the “Securities Purchase Agreement”).  In the Securities Purchase Agreement, Peoples adopted the U.S. Treasury’s standards for executive compensation for the period during which the U.S. Treasury owns any securities acquired from Peoples pursuant to the Securities Purchase Agreement or upon exercise of the related Warrant to purchase 313,505 common shares of Peoples.  The U.S. Treasury may unilaterally amend the Securities Purchase Agreement to comply with applicable Federal statutes.

On February 17, 2009, the ARRA was signed into law and retroactively amends the executive compensation provisions applicable to participants in the Capital Purchase Program, including Peoples.  The ARRA executive compensation standards are to remain in effect during the period in which any obligation arising from financial assistance provided under TARP remains outstanding, excluding any period during which the U.S. Treasury holds only the Warrant to purchase Peoples common shares (the “ARRA Covered Period”).  On June 15, 2009, the U.S. Treasury published executive compensation and corporate governance standards, which were amended effective December 7, 2009, applicable to TARP recipients, including Peoples and our subsidiaries, under the ARRA in the form of the Interim Final Rule.  The executive compensation standards of the ARRA and the Interim Final Rule apply to Peoples’ Senior Executive Officers (as defined in the Interim Final Rule) as well as other employees.

The ARRA and the Interim Final Rule impose limitations on our executive compensation practices by, among other things: (i) limiting the deductibility, for U.S. federal income tax purposes, of compensation paid to any of our Senior Executive Officers to $500,000 per year; (ii) prohibiting the payment or accrual of any bonus, retention award or incentive compensation to our five most highly-compensated employees, except in the form and under the limited circumstances permitted by the Interim Final Rule; (iii) prohibiting the payment of golden parachute payments (as defined in the Interim Final Rule) to our Senior Executive Officers or any of our next five most highly-compensated employees upon a departure from Peoples and our subsidiaries or due to a change in control of Peoples, except for payments for services performed or benefits accrued; (iv) requiring Peoples or the applicable subsidiary to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to a Senior Executive Officer or any of our next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (v) prohibiting Peoples and our subsidiaries from maintaining any Employee Compensation Plan that would encourage the manipulation of Peoples’ reported earnings to enhance the compensation of any of our employees; (vi) prohibiting Peoples and our subsidiaries from maintaining any Senior Executive Officer Compensation Plans that encourage our Senior Executive Officers to take unnecessary and excessive risks that threaten the value of Peoples; (vii) requiring Peoples and our subsidiaries to limit any Employee Compensation Plan that unnecessarily exposes Peoples to risk; (viii) prohibiting Peoples and our subsidiaries from providing (formally or informally) “gross-ups” to any of our Senior Executive Officers or our next 20 most highly-compensated employees; (ix) requiring that Peoples disclose to the U.S. Treasury and our primary regulator the amount, nature and justification for offering to any of our five most highly-compensated employees any perquisites whose total value exceeds $25,000; (x) requiring that Peoples disclose to the U.S. Treasury and our primary regulator whether Peoples, the Peoples Board of Directors or the Committee engaged a compensation consultant and the services performed by that compensation consultant and any of its affiliates; (xi) requiring that we disclose to the U.S. Treasury the identity of our Senior Executive Officers and next 20 most highly-compensated employees, identified by name and title and ranked in descending order of annual compensation; and  (xii)  subjecting any bonus, retention award or other compensation paid before February 17, 2009 to our Senior Executive Officers or our next 20 most highly-compensated employees to retroactive review by the U.S. Treasury to determine whether any such payments were inconsistent with the purposes of TARP or otherwise contrary to the public interest.

The ARRA and the Interim Final Rule also required that the Peoples Board of Directors adopt a company-wide policy regarding “excessive or luxury expenditures,” which was adopted on August 27, 2009, and post this policy on Peoples’ website.  Peoples must also permit in its proxy statements for annual meetings a non-binding “say on pay” shareholder vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC.  Peoples complied with the “say on pay” requirement in 2009 and will continue to comply with this requirement.  Additionally, Peoples must establish a compensation committee consisting solely of independent directors for the purpose of reviewing employee compensation plans.  This compensation committee is required to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to Peoples from such plans.  Peoples complies with these requirements as specified in the Interim Final Rule, and has taken such steps as are necessary to comply with these requirements, including the evaluation of the composition of the existing Compensation Committee to determine whether it is consistent with the requirements of the ARRA.

In connection with Peoples’ participation in the Capital Purchase Program, Mr. Bradley, Mr. Sloane, Ms. Schneeberger, David Wesel and Mr. Yazombek entered into letter agreements that modify all compensation and benefit plans in which the executive officers participate to the extent necessary to comply with the executive compensation limitations under EESA.  These letter agreements were later amended to incorporate the additional restrictions imposed by the ARRA and the Interim Final Rule.  Peoples’ 20 most highly-compensated employees also entered into letter agreements that modify all compensation and benefit plans in which the 20 most highly-compensated employees participate to the extent necessary to comply with compensation limitations under the ARRA and the Interim Final Rule.

Compensation Philosophy and Objectives

The compensation philosophy of the Committee is to design and implement a compensation program that serves to retain, recruit, and develop talented financial services personnel and management.  In addition, we seek to award compensation based on the individual’s contribution to the overall improved performance of Peoples.

Notwithstanding the stated philosophy and that varying levels of achievement were attained on some of the corporate and individual goals for 2009, due to the current economic conditions and the overall financial performance of Peoples, the Committee chose to freeze base salaries and to enforce the absolute minimum level of corporate performance requirement, which resulted in no awards to the executive officers under the Incentive Plan and the equity-based compensation plan.  See “Plan Design for Annual Cash Incentives and Long-Term Equity-Based Incentives” beginning on page 28 for further discussion of the absolute minimum requirement.

While the Committee oversees the compensation of all officers and employees, a primary focus of the Committee is the compensation for Peoples’ executive officers and senior officers.  The intent is to reward all employees for continuous improvement and identification and implementation of best practices, but specifically, to set up compensation plans for executive officers and senior officers to reward those employees for enhancing shareholder value.  The compensation philosophy covers the direct forms of compensation including base salary, annual cash incentive compensation and any form of equity-based compensation.  The compensation philosophy statement is established by the Committee and serves as a tool that the Board of Directors and management use to ensure that compensation programs are developed that are both competitive with respect to officer compensation and reasonable within the marketplace.

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Base Salary:  Base salaries are benchmarked against the median of Peoples’ Peer Group (as defined on page 26).  Based upon individual circumstances, actual base salary levels may be higher or lower than the market median.

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Total Cash Compensation:  Total cash compensation is base salary plus an annual cash incentive.  The objective is for total cash compensation to be consistent with the market median of Peoples’ Peer Group for achieving target performance and at or above the 75th percentile of Peoples’ Peer Group for achieving higher performance.

•
Total Direct Compensation:  Peoples utilizes long-term equity-based incentives for compensation purposes, typically in the form of equity-based awards for executive officers and senior officers in leadership capacities or other key positions.  The objective is to grant equity-based awards only after performance goals have been attained.  Equity-based awards are granted with time-based vesting, which enhances employee retention and reduces the sensitivity to short-term performance.  Total direct compensation is total cash compensation plus the grant date fair value of equity-based awards.  The goal for total direct compensation is that the total direct compensation ranking for each executive officer, compared to the total direct compensation of the similarly-situated officers serving with members of Peoples’ Peer Group, will reflect the similar percentile as Peoples’ performance compared to that of Peoples’ Peer Group.  For example, if target performance is achieved both at the individual and corporate level, it is expected that each executive officer’s total direct compensation will approximate the market median of similarly-situated officers serving with members of Peoples’ Peer Group.

No specific formula is used to determine the allocation between performance-based compensation, which includes annual cash incentives and the long-term equity-based incentives, and fixed compensation in the form of base salaries.  However, the significant portion of the total direct compensation that could have been earned in the form of cash and equity-based incentives at target levels of performance emphasizes Peoples’ focus on pay-for-performance during 2009.  At target levels of performance, 43% of the President and Chief Executive Officer’s total direct compensation and 35% of the other executive officers’ total direct compensation would have been in the form of performance-based compensation.  Based upon recent guidance from the U.S. Treasury and the Federal Reserve, and considering 2010 corporate performance potential, Peoples has reduced the emphasis on the variable, performance based-compensation and lowered the payout opportunity available to executives through the annual cash and long-term equity-based incentives.  Peoples has not adjusted other compensation components in an attempt to offset the lost earnings potential.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions related to the executive officers of Peoples and recommends to the Board of Directors any equity-based award grants for the non-employee directors.  Annually, the President and Chief Executive Officer of Peoples reviews the performance of each executive officer (excluding his own) by comparing the results attained to Committee-approved goals as well as the overall performance of Peoples as compared to Board-approved corporate performance goals.  Both corporate and individual goals are defined for threshold, target and maximum levels of performance.  This data, along with average salary data for a similarly-situated officer derived from the most recent proxy statements of Peoples’ peer group, are the bases for his recommendations to the Committee with respect to the compensation of the other executive officers, including base salary adjustments, and payout potential percentages for the annual cash incentive payments and equity-based awards.  The Committee considers the President and Chief Executive Officer’s recommendations, and uses its own discretion in making the final compensation decisions with respect to the executive officers, which may differ from the recommendations of the President and Chief Executive Officer.  Additionally, the President and Chief Executive Officer prepares a summary of his performance for the Committee and has provided a recommendation to the Committee regarding his personal base salary that reflects his desire to maintain internal pay equity between the President and Chief Executive Officer and the other executive officers.  The Committee considers the recommendation of the President and Chief Executive Officer, and uses its own discretion in making the ultimate compensation decision with respect to the President and Chief Executive Officer, which may differ (and has differed) from the recommendation of the President and Chief Executive Officer.  The Committee also seeks input from other members of the Board of Directors regarding the performance of the President and Chief Executive Officer in determining any base salary adjustment and the rating of his individual performance which, when combined with the corporate performance relative to goal, determines his annual cash incentive payment and equity-based awards.

Setting Executive Compensation

The Committee has the sole authority to engage the services of any compensation consultant or advisor.  In order to ensure that Peoples provides total direct compensation that is performance-based and competitive with its stated peer group, its geographic peers and the financial services industry in general, from time to time, the Committee has engaged Amalfi Consulting, a compensation and benefits consultant serving the financial services industry.  Amalfi Consulting provides market intelligence on industry compensation trends along with its views on specific compensation programs on an as-needed basis, with the oversight of the Committee.  All work completed by Amalfi Consulting is reported to the Committee.  Communications between the Committee and Amalfi Consulting occur through (i) direct conversations between the Chairman of the Committee and Amalfi Consulting, (ii) communications between the President and Chief Executive Officer and/or the Secretary of the Committee and Amalfi Consulting, and (iii) participation by Amalfi Consulting in Committee meetings, including executive sessions without the presence of executive management.

During 2009 and early 2010, Amalfi Consulting provided information regarding market trends for incentive plan design along with comparisons of those designs and individual executive officer total direct compensation opportunities to that of Peoples peer group.  Likewise, Amalfi Consulting provided advice and guidance to the Committee about the impact of regulatory and legislative requirements on the compensation, benefits and goal setting process for the named executive officers and Peoples’ compensation plans for all other employees in addition to preparation and review of specified portions of the proxy materials.  Amalfi Consulting has not provided any services to Peoples other than those described herein.  At the request of the Committee, an Amalfi Consulting representative attended four Committee meetings in 2009.

The Committee reviewed Peoples’ 2008 peer group on February 12, 2009 and determined that due to the volatility in the financial services industry, it was appropriate to modify the companies included in the Peer Group for 2009 and to increase the number of companies to 22 for comparison purposes.  For the 2009 fiscal year, this peer group was comprised of the following 22 publicly-traded financial institution holding companies with total asset sizes ranging from $1.6 billion to $6.7 billion.  The members of this peer group are located in similar markets and/or geographic areas to Peoples in the states of Indiana, Illinois, Kentucky, New York, North Carolina, Ohio, Pennsylvania, Virginia, and West Virginia.

Peer Group Member	Location	Total Assets ($ Billions)	Ticker Symbol
WesBanco, Inc.	Wheeling, WV	$5.4	WSBC
First Merchants Corporation	Muncie, IN	$4.5	FRME
First Busey Corporation	Urbana, IL	$3.8	BUSE
1st Source Corporation	South Bend, IN	$4.5	SRCE
S&T Bancorp, Inc.	Indiana, PA	$4.2	STBA
First Financial Bancorp.	Cincinnati, OH	$6.7	FFBC
Community Trust Bancorp, Inc.	Pikeville, KY	$3.1	CTBI
Tompkins Financial Corporation	Ithaca, NY	$3.2	TMP
First Bancorp	Troy, NC	$3.5	FBNC
City Holding Company	Charleston, WV	$2.6	CHCO
First Financial Corporation	Terre Haute, IN	$2.5	THFF
Farmers Capital Bank Corporation	Frankfurt, KY	$2.2	FFKT
First Community Bancshares, Inc.	Bluefield, VA	$2.3	FCBC
First Defiance Financial Corp.	Defiance, OH	$2.1	FDEF
S.Y. Bancorp, Inc.	Louisville, KY	$1.8	SYBT
Summit Financial Group, Inc.	Moorefield, WV	$1.6	SMMF
BNC Bancorp	Thomasville, NC	$1.7	BNCN
Yadkin Valley Financial Corporation	Elkin, NC	$2.1	YAVY
Bank of Kentucky Financial Corporation	Crestview Hills, KY	$1.6	BKYF
German American Bancorp, Inc.	Jasper, IN	$1.2	GABC
Princeton National Bancorp, Inc.	Princeton, IL	$1.3	PNBC
CNB Financial Corporation	Clearfield, PA	$1.2	CCNE

This 22-member group is referred to in this discussion and analysis as the “Peer Group.”  Financial and operating data was also reviewed by the Committee in a variety of areas such as revenue composition and various performance ratios to ensure the 22 companies have similar performance characteristics to those of Peoples.  Additionally, the balance sheet composition of each company was analyzed relative to that of Peoples.  The Committee also required a minimum return on equity over the last three years and a minimum stock price in order for a company to be included in the Peer Group.  Amalfi Consulting reviewed the Peer Group and indicated that the companies in the Peer Group were appropriate for 2009 based upon the demographic and performance filters used by the Committee to make its Peer Group selection.

The Committee uses Peer Group data to analyze the overall competitiveness of Peoples’ executive officers’ compensation relative to our compensation philosophy and objectives by comparing (i) the relative ranking of each executive officer’s base salary and total direct compensation for threshold, target and maximum levels of performance to the salary and total direct compensation for similarly-situated officers serving members of the Peer Group’s threshold, target and maximum levels of performance and (ii) the level of performance achieved by Peoples compared to the Peer Group as measured by earnings per common share available to common shareholders growth and other standard performance measures used by the financial services industry.

In view of the current economic and financial environment, the Committee has reviewed the design and operation of Peoples’ compensation arrangements for 2009 and 2010, including the compensation arrangements of Peoples’ executive officers, with Peoples’ senior risk officers.  This review included the mix of base salary and performance-based compensation; and the performance goals required to be attained for threshold, target and maximum levels of cash payments, along with the corresponding payout potentials.  The Committee has determined that these arrangements do not provide Peoples’ executive officers with the incentive to engage in business activities or other behavior that would threaten the value of Peoples or the investments of its shareholders.

 2009 Executive Compensation Components

For 2009, the principal components of compensation for the executive officers were:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity-based incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

Base Salary

The Committee has determined that base salaries for the executive officers should be competitive with the median of similarly-situated officers of members of the Peer Group.  Depending on individual experience, job performance and other factors, the actual base salary for a particular executive officer may be higher or lower than the median salary for the similarly-situated Peer Group executive officer (typically in the range of the 40th to 60th percentile of the Peer Group).  Potential individual executive officer salary increases are reviewed annually by the Committee and are based on (i) the individual’s overall contribution to Peoples’ performance, (ii) the executive officer’s attainment of specific individual business objectives during the preceding year, (iii) adjustments, if such changes occur, in the overall responsibilities of the individual, and (iv) changes in the Consumer Price Index.  Approximately every three years, the Committee engages a compensation consultant to prepare an evaluation of the most recent comparative Peer Group data.  The most recent evaluation was completed in December 2007 by Amalfi Consulting and was used as the basis for setting 2008 base salaries for Peoples’ executive officers.

Specific individual business objectives for 2009 were approved for each executive officer by the Committee on February 26, 2009.  The individual business objectives were designed to complement Peoples’ corporate goals for 2009, which were approved by the Board of Directors on February 26, 2009.  The individual business objectives were both quantitative in nature, such as achieving sales and revenue goals and cost containment, and qualitative in nature, such as the development, management and retention of key staff and the assessment and development of quality products and services.  These objectives are designed to grow core earnings, which will, in turn, promote the long-term interests of Peoples’ shareholders.

Due to Peoples’ 2008 financial performance wherein Peoples did not meet the absolute minimum level of corporate performance and Peoples’ compensation philosophy and objectives to reward executive officers for enhancing shareholder value, the Committee did not adjust the base salaries of Peoples’ executive officers for 2009, except for the base salary of David Wesel, as described below.  The Committee determined that, with the exception of David Wesel, increases to executive officer base salaries were not appropriate due to the fact Peoples’ overall performance did not improve, nor were increases in executive officer base salaries in the best interests of Peoples and its shareholders.  On February 26, 2009, the Committee approved an increase in David Wesel’s base salary for 2009 to $180,000, effective March 1, 2009, as he assumed increased responsibilities in the role of President of Peoples Insurance Agency, LLC, in addition to his continuing roles as Executive Vice President of Peoples and President of Peoples Financial Advisors, a division of Peoples Bank.

 The Committee considered Peoples’ financial performance in 2009 as the sole factor in determining whether to increase base salaries for 2010.  Due to Peoples’ 2009 financial performance and Peoples’ compensation philosophy and objectives to reward executive officers for enhancing shareholder value, the Committee did not increase the base salaries of Peoples’ named executive officers for 2010.

As a result of financial performance, the annual base salary for the executive officers will remain at the same level in 2010 as in 2009:  Mr. Bradley - $280,000; Mr. Yazombek - $220,000; Mr. Sloane - $196,000; Ms. Schneeberger - $190,000; and David Wesel - $180,000.

Plan Design for Annual Cash Incentives and Long-Term Equity-Based Incentives

Executive officers are eligible to earn incentives under the Incentive Plan and the equity-based compensation plan.  These plans were developed to reward performance by providing increasing awards as a percentage of base salary for increasing levels of performance and, conversely, to not pay incentives if performance goals are not met.  Both plans are driven by a common set of goals.  The plans are designed to motivate and reward the executive officers for their contributions to business goals that we believe drive earnings and create shareholder value without encouraging unnecessary and excessive risk-taking.

2009 Plan Design

On February 26, 2009, the Board of Directors established the 2009 corporate incentive performance goals for Peoples’ executive officers.  The Board adopted a “balanced scorecard” approach which combined strategic financial and non-financial performance measures to give a more balanced view of Peoples’ performance.  The scorecard was comprised of the following components and their corresponding weightings:  (i) Earnings Per Share Available to Common Shareholders (25% weighting); (ii) Non-Performing Assets as a Percent of Loans and Other Real Estate Owned (20% weighting); (iii) Revenues (10% weighting); (iv) Deposit Balances (10% weighting); (v) Client Service Score (5% weighting); and (vi) a Discretionary Measure (30% weighting).  The Discretionary Measure was unique to each executive officer and consisted of quantitative measures such as business unit revenue and net income goals, loan portfolio growth, net loan charge-off results, levels of nonperforming loans, and expense reduction; and qualitative measures, such as the development, management and retention of key staff, the assessment and development of quality products and services and other strategic initiatives.  These measures were intended to reflect measureable results achieved for shareholders while ensuring that the compensation arrangement does not encourage unnecessary and excessive risk-taking that could threaten the value of Peoples.  The Committee also has in place an absolute minimum level of corporate performance, which was defined in 2009 as $1.00 earnings per share available to common shareholders.  Since Peoples did not achieve absolute minimum earnings per share available to common shareholders, no executive officer was eligible for a either cash or equity-based incentives for either corporate or individual performance.  The Committee retained the ability to award incentive compensation based on results achieved by an individual executive officer if the absolute minimum level of performance was not achieved, even though they did not exercise that right during 2009.

The corporate measurements described above were selected because the Board believed such measures would demonstrate the overall operating performance of Peoples and are widely recognized as industry benchmarks for operating performance.  Improvements in these ratios are viewed as indicators of enhanced operating performance, which translates into increased shareholder value, while not encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.

The Board of Directors set the goals for 2009 as shown in the table below.  Peoples’ performance results for 2009 are also shown.

	Weighting	Threshold	Target	Maximum	2009 Results
Earnings Per Share Available to Common Shareholder	25%	$1.10	$1.40	$1.70	$0.22
Non-Performing Assets as a Percent of Loans and Other Real Estate Owned	20%	35th percentile of the Peer Group	50th percentile of the Peer Group	65th percentile of the Peer Group	8th percentile of the Peer Group
Revenues	10%	$93,107,000	$95,873,000	$99,560,000	$95,499,000
Deposit Balances	10%	$1,208,479,000	$1,244,374,000	$1,292,235,000	$1,297,708,000
Customer Service Score (provided by vendor who completes customer satisfaction surveys on behalf of Peoples Bank and other banks with $1-5 billion in total assets)	5%	95% of vendor-provided peer group score	100% of vendor-provided peer group score	105% of vendor-provided peer group score	104% of vendor-provided peer group score
Discretionary (Individual Performance)	30%				Varies by Executive

There are three levels of incentive awards under the plans: threshold, target and maximum.  Achieving threshold performance would result in no payout to the executive officers.  The target incentive award reflected the expected results for the year and was designed to result in total direct compensation (base salary, annual cash incentives and equity-based incentive awards) for each executive officer at the market median of similarly-situated officers serving with members of the Peer Group for achieving targeted performance.  If exceptional performance was achieved, the maximum incentive award level would have been paid and was designed to result in total direct compensation between the 50th and 60th percentile of the Peer Group officers.

The levels of achievement designated as threshold, target and maximum were established based on (i) Peoples’ actual performance in 2008 and (ii) projected operating growth based on internally generated targets for performance as well as overall economic conditions.  Earnings per share available to common shareholder goals were lowered for 2009 due to a recessionary economy that impacted the earnings potential of the financial services industry and to reflect higher capital expectations due to worsening conditions in the general economy.  However, Peoples had not anticipated the sustained downturn of the economy and its impact on earnings through continuing high provision for loan loss expense and additional impairment charges related to financial sector investment securities.

Annual individual performance goals for Mr. Bradley, in his capacity as President and Chief Executive Officer, included his effectiveness in strategic planning and implementation of long-range plans, identification of personnel for open executive leadership positions, and other leadership-based factors such as increasing employee engagement and implementing a service-based culture which are designed to promote shareholder value.  Measurement of Mr. Bradley’s performance relative to his individual performance goals is subjective in nature and is determined by the Committee with input from Peoples’ Board of Directors.  Mr. Bradley’s annual cash and equity-based incentive potential awards were weighted 70% for attainment of the corporate goals and 30% for individual performance goals, as determined by the Committee with input from the entire Board of Directors.

Annual individual performance goals were also established for each other executive officer, the nature of which differed depending upon the officer’s job responsibilities.  The Discretionary Measure was unique to each executive officer and consisted of quantitative and qualitative measures such as business unit revenue and net income goals for David Wesel; loan portfolio growth, net loan charge-off results, and levels of nonperforming loans goals for Mr. Yazombek; and expense reduction and development, management and retention of key staff goals for Mr. Sloane and Ms. Schneeberger.  Measurement of these goals was both objective and subjective in nature, depending upon the respective goal.  Annual cash and equity-based incentive potential awards for these other executive officers were weighted 70% for the attainment of the corporate goals and 30% based on the attainment of specific individual performance goals.

The Committee retains the right to exercise discretion in the awarding of incentives absent the attainment of performance goals, or to increase or reduce the size of the payout of cash or equity-based incentives.  The Committee did not exercise discretion to make any incentive awards to the executive officers for 2009 corporate and individual performance.

Payout percentages for the various levels of performance are reviewed by the Committee on an annual basis and previously had not been changed since calendar year 2004.  However, for 2009, the Committee determined the percentage of base salary for achieving maximum performance would be limited to 75% of the previous maximum payout percentage for each executive officer to reflect the reduced earnings potential for Peoples’ shareholders as a result of challenging economic times and to reduce the sensitivity to short-term performance by reducing the rate at which the amount of pay increases as the higher levels of relevant performance are achieved.

The Board of Directors approves corporate performance goals on an annual basis.  Incentive awards are paid after results for the performance goals are determined.

2010 Plan Design

On February 24, 2010, the Committee approved the discretionary, or individual, goals for Peoples’ executive officers and on February 25, 2010, the Board of Directors established the 2010 corporate incentive performance goals.  The Board again adopted a “balanced scorecard” approach with performance, capital and credit components and their corresponding weightings as follows:  (i) Earnings Per Share Available to Common Shareholders (30% weighting); (ii) Total Revenue (5% weighting); (iii) Efficiency Ratio (5% weighting); (iv) Tier 1 Common Capital Ratio (15% weighting); (v) Non-Performing Assets as a Percent of Loans and Other Real Estate Owned (15% weighting); and (vi) Discretionary Measure (30% weighting).

The Discretionary Measure is unique to each executive officer and consists of quantitative and qualitative measures such as effectiveness in strategic planning and implementation of long-range plans, reduction in classified assets and other leadership-based factors such as increasing employee engagement goals for Mr. Bradley; business unit revenue and net income goals for David Wesel; net loan charge-off results and levels of nonperforming loans goals for Mr. Yazombek; expense reduction, capital planning and enhancement of management reporting goals for Mr. Sloane; expense reduction and development, management and retention of key staff goals for Ms. Schneeberger.  These measures are intended to reflect results achieved for shareholders while ensuring that the compensation arrangement does not encourage unnecessary and excessive risk-taking that could threaten the value of Peoples.  The absolute minimum level of corporate performance remains in effect for 2010, but the Committee retains the ability to award both cash and equity-based incentive compensation based on results achieved by the individual executive officer if the absolute minimum level of performance is not achieved.

There are three levels of incentive awards under the plans: threshold, target and maximum.  Payouts as a percent of salary have been increased for achieving the threshold level of performance and decreased for achieving target and maximum levels of performance in an effort to reduce the magnitude of the potential incentives compared to risk-taking.  Fifty percent of the payout level attributable to achievement of the performance goals in the balanced scorecard would be awarded to the executive officer in the form of an annual cash incentive.  The remaining 50% of the payout level achieved would be in the form of restricted stock, 33% of which would be in the form of restricted stock with a two-year time-based vesting period and 67% of which would be in the form of restricted stock with a performance-based vesting based upon the achievement of an Earnings Per Share Available to Common Shareholders performance goal for the three-year period ending December 31, 2012.  The Committee believes restricted stock awards better align the interests of management with those of the shareholders than other forms of equity.  As a result, the Committee has increased the amount of the total performance-based compensation that would be awarded in equity-based awards from approximately one-third of aggregate incentive awards to one-half of the incentive awards, and from two forms of equity (split equally between SARs to be settled in stock and restricted stock) to a blend of time-vested and performance-vested restricted stock.  The addition of performance-based vesting lengthens the performance period being measured for one-third of the total incentive award from one year to three years, making it easier to factor in risk and risk outcome.  Additionally, the mandatory 25% deferral of the cash incentive award has been eliminated for 2010 since the retention benefit is now achieved through the use of time-vested and performance-vested restricted stock.

Annual Cash Incentives

The Incentive Plan was developed to motivate and reward the executive officers for their respective contributions to business goals that we believe drive earnings and create shareholder value.  The performance goals and the overall plan design are discussed in the preceding section captioned “Plan Design for Annual Cash Incentives and Long-Term Equity-Based Incentives”.

If the target performance goals were attained in 2009, Mr. Bradley, as Peoples’ President and Chief Executive Officer, had the potential to earn a cash payout of up to 50% of his annual base salary as a cash incentive; whereas, each of the other executive officers had the potential to earn a cash payout of up to 35% of his or her annual base salary.  However, if overall corporate level performance was at threshold or lower but greater than an absolute minimum level of corporate performance as described, no payout would have been made based on corporate results, although each executive officer would still have been eligible for a cash incentive payout based on his or her individual performance.

 If the maximum performance goals were attained, Mr. Bradley could have received 75% of his annual base salary under the Incentive Plan for 2009 performance.  The maximum cash payout which the other executive officers could have received under the Incentive Plan for 2009 performance was 52.5% of their respective annual base salaries.

Since the absolute minimum level of corporate performance was not attained during 2009, the Committee did not award cash incentives to the executive officers in 2010 for 2009 performance.  A summary of the relative weightings of corporate and individual goals, the total cash incentive payout potential and the actual payouts earned for 2009 performance are shown below.

ANNUAL CASH INCENTIVE COMPENSATION

Named Executive Officer	Corporate Weighting	Individual Weighting	Total Maximum Incentive Payout Potential (*)	2009 Total Actual Incentive Payout (*)	2009 Annual Cash Incentive Earned
Mark F. Bradley	70%	30%	75%	0.0%	$0
Edward G. Sloane	70%	30%	52.5%	0.0%	$0
Joseph S. Yazombek	70%	30%	52.5%	0.0%	$0
Carol A. Schneeberger	70%	30%	52.5%	0.0%	$0
David T. Wesel	70%	30%	52.5%	0.0%	$0

                                         (*)  Payout calculated as a percentage of base salary.

The ARRA and the Interim Final Rule prohibit Peoples from paying or accruing any bonus, retention award or incentive compensation to our five most highly-compensated employees during the ARRA Covered Period.  This prohibition applies to amounts payable under our Annual Incentive Plan.  For 2009, no executive officer of Peoples qualified as one of the five most highly-compensated employees.  Peoples has and will continue to take such steps as are necessary to comply with the prohibition.

Long-Term Equity-Based Incentive Compensation

The Committee believes that equity-based compensation and ownership ensures that the executive officers have a continuing stake in the long-term success of Peoples.  The Committee believes that the interests of our shareholders are best served when a significant percentage of the executive officers’ compensation is comprised of equity-based incentives that appreciate in value contingent upon an increase in the price of our common shares while balancing undue risk.

The Committee grants equity-based awards to our executive officers only after pre-established performance goals are achieved.  To enhance retention of the executive officers and to ensure that current and subsequent business decisions are aligned with the long-term interests of the shareholders, any equity-based compensation awarded has typically been subject to a three-year cliff vesting requirement.  However, the Committee has the authority to accelerate the vesting period when it believes such action would be in the best interests of Peoples and its shareholders.  The Committee did not exercise this authority in 2009 with respect to any awards granted in previous years.  The Committee believes that the 2006 Plan has strengthened Peoples’ ability to attract, develop and retain talented executive officers, upon whom our success is dependent, as well as promoting closer alignment with the long-term performance goals of Peoples and the long-term interests of the shareholders and does not encourage unnecessary and excessive risk-taking that could threaten the value of Peoples.

If the 2009 target performance goals had been achieved, Mr. Bradley, as Peoples’ President and Chief Executive Officer, would have had the potential to earn an equity-based award with an economic value of up to 25% of his annual base salary, and the other executive officers would have had the potential to earn equity-based awards with an economic value of up to 20% of their respective annual base salaries.  The maximum economic value of equity-based awards Mr. Bradley could have earned for attaining maximum performance goals in 2009 was 37.5% of his annual base salary, and the maximum economic value of equity-based awards potentially available to the other executive officers was 30% of their respective annual base salaries.

The Committee retains the right to exercise discretion in awarding equity-based compensation absent the attainment of performance goals, or to increase or reduce the size of any such award.  The Committee did not exercise discretion to grant equity-based awards to the executive officers in 2010 for 2009 corporate and/or individual performance.

Equity-based awards, if earned, are granted with an economic value based on The NASDAQ Global Select Market® closing price of Peoples’ common shares on the date of the grant.  The Committee approves equity-based grants to the executive officers and other officers.  In the absence of a scheduled Committee meeting, the Board of Directors approves equity-based grants to executive officers and other officers.  This situation occasionally occurs when awards to a single individual are granted as part of a recruitment package.  The grant date is the date of the approval by the Committee or the Board of Directors or the first future date after which all material information has been publicly disclosed, whichever is later, and is tied to Peoples’ trading windows.  In the event of equity-based grants for new hires, the date of grant is the first business date of the month following the new employee’s date of hire.

Since absolute minimum performance was not achieved during 2009, the Committee did not award any equity-based grants to the executive officers in 2010 for 2009 performance.  A summary of the relative weighting of corporate and individual goals, the total economic value of potential equity-based compensation payouts and the actual payouts earned for 2009 are shown below.

LONG-TERM EQUITY-BASED INCENTIVE COMPENSATION

Named Executive Officer	Corporate Weighting	Individual Weighting	Total Maximum Economic Value of Potential Equity Award (*)	Total Economic Value of Equity Award Earned (*)
Mark F. Bradley	70%	30%	37.5%	0.0%
Edward G. Sloane	70%	30%	30.0%	0.0%
Joseph S. Yazombek	70%	30%	30.0%	0.0%
Carol A. Schneeberger	70%	30%	30.0%	0.0%
David T. Wesel	70%	30%	30.0%	0.0%

                        (*)  Payout calculated as a percentage of base salary.

The ARRA and the Interim Final Rule prohibit Peoples from paying or accruing any bonus, retention award or incentive compensation to our five most highly-compensated employees during the ARRA Covered Period.  This prohibition applies to equity awards granted under our equity-based compensation plans, other than restricted stock and/or restricted stock units that (i) may not become transferable or payable earlier than in increments of 25% when a corresponding percentage of the amounts received by Peoples under the Capital Purchase Program are repaid; (ii) must be forfeited if the employee does not continue performing substantial services for Peoples for at least two years after the grant date (other than due to the employee’s earlier death or disability or the earlier occurrence of a change in control); and (iii) the amount or value of which (determined based on the fair market value of our common shares on the grant date) may not exceed 1/3 of employee’s annual compensation for the year (determined by including the value of the restricted stock or restricted stock units granted).  For 2009, no executive officer of Peoples qualified as one of the five most highly-compensated employees.  Peoples has and will continue to take such steps as are necessary to comply with the prohibition.

Retirement and Other Benefits

The executive officers participate in certain benefit programs available to all other employees of Peoples, subject to the same eligibility requirements as all employees, including participation in (i) the Peoples Bancorp Inc. Retirement Plan and Trust (the “Retirement Plan”), (ii) the Peoples Bancorp Inc. Retirement Savings Plan (“Peoples 401(k) Plan”), (iii) the Peoples Bancorp Group Term Life Insurance Plan and (iv) medical and dental insurance plans provided by Peoples.

Retirement Plan

The Retirement Plan has a different benefit calculation for those individuals employed by Peoples before January 1, 2003 and those employed by Peoples on January 1, 2003 and thereafter.  Messrs. Bradley and Yazombek and Ms. Schneeberger were employed by Peoples prior to January 1, 2003; whereas, Messrs. Sloane and Wesel were employed by Peoples after January 1, 2003.

On December 17, 2009, the Board of Directors closed the Retirement Plan to new entrants hired on or after January 1, 2010.

Compensation used to calculate the amount of pension payable under the Retirement Plan includes base salary, incentive pay, overtime pay, bonuses, and any pre-tax savings under the Peoples’ 401(k) Plan as well as Peoples’ Internal Revenue Code Section 125 cafeteria plan.  Benefit distribution options are identical for both groups as well as the vesting requirement in order to be eligible for a pension benefit under the Retirement Plan.

For those executive officers employed by Peoples before January 1, 2003, normal retirement occurs at age 65.  The pension benefit for normal retirees is calculated as follows:

(a)
Forty percent (40%) of the executive officer’s average compensation (annual compensation comprised of base salary, bonus, and cash incentive payments during the highest five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the executive officer’s average compensation in excess of his/her Social Security covered compensation;

(c)	Such sum of (a) and (b) is multiplied by the total years of service with Peoples up to a maximum of 30.

For those executive officers employed by Peoples before January 1, 2003, early retirement can occur at age 50 if the executive officer has at least 10 years of service with Peoples.  The pension benefit for early retirees is calculated as follows:

(a)	Forty percent (40%) of the executive officer’s average compensation (annual compensation during the highest five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the executive officer’s average compensation in excess of his/her Social Security covered compensation;

(c)
Such sum of (a) and (b) is multiplied by the total years of service with Peoples up to a maximum of 30 and reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next ten years by which the executive’s early retirement date precedes the normal retirement date.

For those executive officers employed by Peoples on or after January 1, 2003, normal retirement occurs at age 65.  The pension benefit for normal retirees is calculated as follows:

(a)	The Cash Balance Account (as such term is defined in the Retirement Plan) at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the executive officer’s termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the executive officer earned a year of service during the plan year.

For those executive officers employed by Peoples on or after January 1, 2003, early retirement can occur at age 50 if the executive officer has at least 10 years of service with Peoples.  The pension benefit for early retirees is calculated as follows:

(a)	The Cash Balance Account at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the executive officer’s termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the executive officer earned a year of service during the plan year;

(d)	The benefit is reduced as follows:

Ages                                   Reduction
60 – 65                                6.66% per year
50 – 60                                3.33% per year

 None of the executive officers participate in multiple defined benefit retirement plans.  Under the terms of the Retirement Plan, the executive officers are not granted extra years of credited service.

Peoples 401(k) Plan

The executive officers are also eligible to participate in the Peoples 401(k) Plan, on the same basis as other employees.  In 2009 and previous years, Peoples matched 100% of the first 3% of an employee’s contribution and then matched 50% of the next 2% that the employee contributes, the sum of which were subject to a maximum match of 4%.  In light of general economic conditions and recent Peoples operating results, on December 17, 2009, the Board of Directors changed the “company match” on the Peoples 401(k) Plan to 100% of the first 2% of an employee’s contribution effective January 1, 2010.

Insurance Plans

Additionally, the executive officers participate in the Peoples Bancorp Group Term Life Insurance Plan on the same basis as other employees.  Peoples pays the premiums for all associates under this plan.  If an executive officer dies, his or her beneficiary will be paid an amount equal to two times the executive officer’s base salary at the time of death, up to a limit of $600,000.

The executive officers are also eligible to participate in medical and dental insurance plans provided by Peoples.  These individuals participate on the same basis as other employees.  The plans are contributory and both the employees and Peoples pay for the cost of the health insurance premiums.

Perquisites and Other Personal Benefits

The Committee periodically reviews the level of perquisites and other personal benefits provided to the executive officers.  Consistent with its overall compensation program, the Committee believes the perquisites and other personal benefits provided to the executive officers are reasonable and necessary to attract and retain employees for key positions to promote the long-term interests of our shareholders.

On January 12, 2006, the Committee adopted an Executive Health Program for the executive officers.  The Executive Health Program provides an opportunity for each executive officer to participate in a comprehensive medical screening annually at the expense of Peoples.  Participation in this program is voluntary.  The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, which could negatively impact Peoples’ financial performance or current management succession plans.

Based on business need, on a case-by-case basis, the Committee has granted the use of a company-paid automobile and/or country club membership to certain executive officers to further business development on behalf of Peoples and its shareholders.  Personal use of a company-paid automobile is reported as income to the executive officer.  Expenses relating to personal use of the country club amenities were either be reimbursed to Peoples or paid by the executive officer.  On December 17, 2009, in light of general economic conditions and recent Peoples operating results, the Board of Directors discontinued company-paid country club memberships for executive officers effective January 1, 2010.

The ARRA and the Interim Final Rule required that the Peoples Board of Directors adopt a company-wide policy regarding “excessive or luxury expenditures,” which was adopted on August 27, 2009.  All personal benefits described above are within the scope of those permissible in the policy.

Change in Control Agreements

Peoples has entered into change in control agreements with all of the executive officers.  The change in control agreements are designed to motivate executive officers to act in the best interests of shareholders and to promote stability and continuity of the services of the executive officers during a change in control.  The change in control agreements are “double trigger” agreements that provide severance payments to an executive officer only if Peoples or its successor terminates the executive officer’s employment without “cause” or the executive officer terminates his or her employment with “good reason” after the change in control.  The Committee chose the “double trigger” to forego extra costs to Peoples or its successor if the executive officer continues in the same or similar role after the change in control while still motivating the executive officer to act in the best interests of the shareholders by providing for the executive officer even if he or she would not have the same or similar role after the change in control.  Additional information regarding the definition of a change in control, the description of the additional event(s) that must occur in order for  an executive officer  to receive severance compensation following a change in control, and applicable payments under such agreements for the executive officers is provided under the  section captioned “OTHER POTENTIAL POST EMPLOYMENT PAYMENTS” beginning on page 43.  The ARRA and the Interim Final Rule prohibit Peoples from making any golden parachute payments to our Senior Executive Officers or any of our next five most highly-compensated employees.  Payments under the change in control agreements to executive officers would be considered to be golden parachute payments and subject to this prohibition.

Other Compensation Arrangements for Executive Officers

On February 24, 2010, the Committee approved a one-time cash payment effective March 15, 2010 to David Wesel in the amount of $35,000 as recognition of the additional management and leadership responsibilities David Wesel assumed during his service from September 2009 to February 2010 as interim Executive Vice President of Retail Banking, in addition to his roles as Executive Vice President of Peoples; President, Peoples Financial Advisors; and President, Peoples Insurance Agency, LLC.  Since David Wesel is not one of the five most highly-compensated employees, he is eligible for this payment under TARP and the Interim Final Rule.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits Peoples from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and the four other most highly-compensated officers of Peoples, other than the chief executive officer, serving at the end of Peoples’ fiscal year.  The $1 million compensation deduction limitation does not apply to “performance-based compensation.”  The 2006 Plan complies with Section 162(m) so that any compensation, which may be received by executive officers of Peoples under the 2006 Plan, will qualify as “performance-based.”  Performance goals were included in the 2006 Plan, which was approved by Peoples’ shareholders on April 13, 2006.

The ARRA and the Interim Final Rule require that Peoples comply with the provisions of Section 162(m)(5) of the Internal Revenue Code.  This provision prohibits Peoples from claiming a deduction on its federal income tax return for compensation in excess of $500,000 paid for a given year to our Senior Executive Officers.  There is no exception to this prohibition for “performance-based compensation.”  None of Peoples’ executive officers received more than $500,000 of compensation for 2009.

Non-Qualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes additional taxes, interest and penalties on non-qualified deferred compensation arrangements that do not satisfy its requirements.  Peoples believes that it is administering its non-qualified deferred compensation arrangements in accordance with the requirements of  Section 409A and has amended its non-qualified deferred compensation arrangements, including the change in control arrangements with its executive officers, to comply with the final regulations issued under Section 409A of the Internal Revenue Code.  Peoples has not realized any material changes to its compensation program as a result of compliance with Section 409A.

Accounting for Equity-Based Compensation

Compensation costs for stock options, restricted stock awards and stock appreciation rights are measured at the fair value of these awards on their grant date.  Compensation expense is recognized over the required service period, generally the vesting period for stock options and stock appreciation rights and the restriction period for restricted stock awards.  Compensation expense for awards granted to employees who are eligible for retirement is recognized to the date the employee is first eligible to retire.

Other Information

Peoples has no equity or security ownership requirements or guidelines for executive officers and no policies regarding hedging the economic risk of any ownership of Peoples common shares.  Notwithstanding the foregoing, Peoples does believe it is important that executive officers own common shares as evidenced by equity-based awards granted to executive officers in the past through Peoples’ long-term equity-based incentive plan.

Summary

The Committee believes that the best measure of whether the executive compensation program is achieving its intended goals is to look at the long-term performance of Peoples.  Because the absolute minimum level of performance established for potential annual cash incentives and long-term equity-based incentives was not achieved in 2009, Peoples’ executive officers did not receive payouts on any performance-based plans.  In light of these results, the Committee believes Peoples’ compensation program for its executive officers continues to be aligned with the interests of the shareholders.  The program is part of a fully-integrated, performance-based system that provides a balanced foundation for strong and effective leadership into the future and ensures alignment with long-term shareholder interests without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.

In view of the current economic and financial environment, the Committee has reviewed the design and operation of Peoples’ incentive compensation arrangements with Peoples’ senior risk officers.  This review included the 2009, 2010, and 2010 – 2012 performance goals required to be achieved for threshold, target and maximum levels of cash and equity-based incentive payments, along with the corresponding payout potentials.  The Committee has determined that these arrangements do not provide Peoples’ executive officers with the incentive to engage in business activities or other behavior that would threaten the value of Peoples or the investments of its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Peoples’ Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Compensation Committee certifies that, in accordance with the requirements of the ARRA and the Interim Final Rule:

•
it has reviewed with Peoples’ senior risk officers the Senior Executive Officer Compensation Plans (each as defined in the regulations and guidance established under Section 111 of EESA), and has made all reasonable efforts to ensure that these plans do not encourage Senior Executive Officers  (as defined in the regulations and guidance established under Section 111 of EESA) to take unnecessary and excessive risks that threaten the value of Peoples;

•
it has reviewed with Peoples’ senior risk officers the Employee Compensation Plans  (as defined in the regulations and guidance established under Section 111 of EESA), and has made all reasonable efforts to limit any unnecessary risks these plans pose to Peoples; and

•
it has reviewed the Employee Compensation Plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Peoples to enhance the compensation of any employee.

Discussion of Risk Review and Assessment

Peoples’ Senior Vice President, Director of Risk Management and Senior Vice President, Auditor have conducted two assessments of Peoples’ compensation programs since February 2009 and have reviewed, evaluated and discussed the assessments and the compensation programs with the Compensation Committee. The most recent review and discussion with the Compensation Committee occurred on February 24, 2010 and covered all Employee Compensation Plans, including the Senior Executive Officer Compensation Plans.  The review of all of the Employee Compensation Plans took into consideration: (i) products and services incented: (ii) the risk time horizon of those products and services; (iii) incentives paid as a percentage of total revenue; and (iv) incentives paid as a percentage of each participant’s total compensation.  Broad-based welfare and benefit plans that do not discriminate in scope, terms or operation in favor of executive officers were excluded from the review.

           The Compensation Committee believes that Peoples’ overall compensation practices for Senior Executive Officers, which include the following elements, limit the ability of executive officers to benefit from taking unnecessary or excessive risks:

•	Balance between base salary and cash and equity-based incentive compensation opportunities
•	Maximum payouts which limit overall payout potential
•	Balance between short-term and long-term incentive compensation opportunities
•	Use of a balanced scorecard approach in setting performance goals with interacting, complementary incentive objectives that discourage emphasis on any single objective
•	Peoples’ tone at the top and culture of ethically doing the right thing
•	Limitations imposed by the ARRA and the Interim Final Rule
•	Transition to only full value equity awards in 2010 for purposes of potential equity-based long-term incentive compensation
•
Addition in 2010 of restricted stock with a performance-based vesting based upon the achievement of an Earnings Per Share Available to Common Shareholders performance goal for the three-year period ending December 31, 2012 for purposes of potential equity-based long-term incentive compensation

           In addition, the Compensation Committee believes there are controls around incentive plans for all employees (including Senior Executive Officer Compensation Plans) that effectively discourage unnecessary and excessive risk-taking.  All employee incentive plans allow for management discretion (or Compensation Committee discretion in the case of the Senior Executive Officer Compensation Plans) to reduce or eliminate any award.  The Compensation Committee reviews and approves all Senior Executive Officer Compensation Plans and award opportunities, and the Board reviews and approves the corporate performance goals.

Most officers, including the Senior Executive Officers, and employees serving Peoples in support roles, such as accounting, loan operations and deposit operations, participate in the Incentive Plan.  Approximately 50% of Peoples’ employees participate in the Incentive Plan.  Annual cash incentives as well as equity-based incentives under the Incentive Plan are payable only when specific pre-determined performance goals are met.  All participants in the Incentive Plan have some portion of their award dependent on the selected corporate performance criteria.  In addition, the potential incentives payable to senior officers having only compliance, risk, credit quality, and internal control roles are tied to corporate goals under the Incentive Plan with only a 25% weighting.  The remainder of their potential incentives is driven by individual goals tied to their specific job function.  The Compensation Committee ultimately approves all incentive compensation paid to the executive officers, including the Senior Executive Officers.

In addition to the Incentive Plan, Peoples has (i) compensation plans for producers, including insurance agents and financial advisors, which include variable pay components (commission based on the sales of products underwritten or offered by independent third parties); (ii) compensation plans for home loan originators which include variable cash compensation components tied to the origination of one to four family real estate loans, the majority of which are sold into the secondary market; and (iii) other miscellaneous individual plans which are informal agreements that allow certain employees to earn amounts of cash incentive compensation without encouraging the employees to take unnecessary or excessive risk because their roles inherently do not have the opportunity for excessive levels of risk, either individually or in the aggregate, and the incentive compensation potential is not a substantial part of their respective total compensation.

The Compensation Committee believes that the elements of the Incentive Plan and the other compensation plans, alone and/or combined with the systems of controls in place such as separation of the valuation, authorization and payment of incentive compensation as well as other components of compensation, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Further, in light of the significant level of oversight and controls surrounding incentive plans, and the significant amounts that would be required to impact Peoples’ reported earnings, the Compensation Committee believes that, upon evaluation of the incentive plans for employees, including Senior Executive Officers, any elements of the Incentive Plan and other compensation and individual plans that have the potential to encourage the manipulation of reported earnings to enhance the compensation of any employee are mitigated.

Submitted by the Compensation Committee of Peoples’ Board of Directors:
George W. Broughton  (Chairman), Carl L. Baker, Jr., David L. Mead, Robert W. Price and Paul T. Theisen.

SUMMARY COMPENSATION TABLE FOR 2009

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2008, and 2007.  Peoples has not entered into any employment agreements with any of the executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
				(3)	(4)	(5)	(6)	(7)
		($)	($)	($)	($)	($)	($)	($)	($)
Mark F. Bradley	2009	$280,000	-	-	-	-	$13,099	$13,935	$307,034
President and	2008	$280,000	-	$9,556	$9,562	-	$18,086	$13,175	$330,379
Chief Executive Officer	2007	$255,000	-	$14,245	$14,251	$38,250	-	$15,969	$337,715
Edward G. Sloane, Jr. (1)	2009	$196,000	-	-	-	-	$7,161	$16,585	$219,746
Executive Vice President, Chief Financial Officer	2008	$120,364	$30,000 (2)	$46,860	-	-	-	$21,712	$218,936
and Treasurer
Joseph S. Yazombek	2009	$220,000	-	-	-	-	$57,707	$15,374	$293,081
Executive Vice President,	2008	$220,000	-	$9,175	$9,170	-	$73,573	$14,807	$326,725
Chief Lending Officer	2007	$206,012	-	$12,051	$12,055	$31,932	$7,654	$11,142	$280,846
Carol A. Schneeberger	2009	$190,000	-	-	-	-	$50,129	$8,449	$248,578
Executive Vice President,	2008	$190,000	-	$59,900	$6,424	-	$58,279	$13,696	$328,299
Operations	2007	$169,002	-	$7,839	$7,831	$22,477	-	$8,509	$215,658
David T. Wesel	2009	$178,000	-	-	-	-	$3,725	$13,937	$195,662
Executive Vice President,	2008	$168,000	-	$10,245	$10,240	-	$4,260	$11,105	$203,850
Investment and Insurance Services	2007	$157,500	-	$10,881	$10,878	$35,910	$3,929	$10,278	$229,376

(1)	Mr. Sloane became Executive Vice President, Chief Financial Officer and Treasurer on May 21, 2008. Prior to that date, he was not employed by Peoples or any of our subsidiaries.

(2)	On February 20, 2009, Mr. Sloane was paid a bonus in the amount of $30,000, which represented the minimum cash incentive he had been guaranteed for 2008 upon joining Peoples.

(3)
The amounts in column (e) reflect the grant date fair value for awards of restricted shares pursuant to Peoples’ 2006 Plan, and are reported for the fiscal year during which the restricted shares were granted.  These amounts excluded the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC.  Assumptions used in the calculation of these amounts are included in the “Notes to the Consolidated Financial Statements, Note 18.  Stock-Based Compensation” on pages 88 through 90 of Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2009.

(4)
The amounts in column (f) reflect the grant date fair value for SAR awards to be settled in common shares pursuant to Peoples’ 2006 Plan, and are reported for the fiscal year during which the SAR awards were granted.  These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC.  Assumptions used in the calculation of these amounts are included in the “Notes to the Consolidated Financial Statements, Note 18.  Stock-Based Compensation” on pages 88 through 90 of Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2009.

(5)
The amounts in column (g) represent cash incentives earned under the Incentive Plan, and are reported for the fiscal year with respect to which the cash incentives were earned.  Executive officers did not earn a cash incentive under the Incentive Plan for 2009 and 2008 fiscal year performance.  Executive officers were required to defer 25% of their cash incentive for a period of three years and have the option to defer any of the remaining cash incentive until they retire or their employment is terminated.  The amounts shown for 2007 include the following deferred portion of the cash incentive earned by each executive officer: (a) Mr. Bradley - $9,562; (b) Ms. Schneeberger - $5,619; (c) Mr. Yazombek - $31,932; and (d) Mr. Wesel - $12,568.  The non-deferred portions of the cash incentives earned for the 2007 fiscal year performance were paid February 22, 2008.

(6)
The amounts in column (h) represent the increase in the actuarial present value of the executive officer’s accumulated benefits under Peoples’ pension plan (the Retirement Plan) determined using assumptions consistent with those used in Peoples’ consolidated financial statements and include amounts the executive officer may not be entitled to receive because such amounts are not vested.  The amounts shown do not include the decline in the actuarial present value of the accumulated benefit under Peoples’ pension plan in 2007 for: (a) Mr. Bradley - $1,894 and (b) Ms. Schneeberger - $5,598.  No amount is included in column (h) for the amount of interest accrued on the cumulative amount of cash incentives deferred by each executive officer under the terms of the Incentive Plan since the rate earned was not above-market or preferential.

(7)
All other compensation for each executive officer for 2009 includes: (a) Mr. Bradley - 401(k) Plan company match, country club membership, and dividends on restricted shares; (b) Mr. Sloane – 401(k) Plan company match, Executive Health Program, dividends on restricted shares, and country club membership; (c) Mr. Yazombek - 401(k) Plan company match, country club membership, Executive Health Program, and dividends on restricted shares; (d) Ms. Schneeberger - 401(k) Plan company match and dividends on restricted shares and (e) Mr. Wesel - 401(k) Plan company match, country club membership, Executive Health Program, and dividends on restricted shares.  All other compensation for each executive officer in 2008 includes: (a) Mr. Bradley - 401(k) Plan company match, dividends on restricted shares, and country club membership; (b) Mr. Sloane – relocation expense in the amount of $14,740, 401(k) Plan company match, dividends on restricted shares, and country club membership; (c) Ms. Schneeberger - 401(k) Plan company match, Executive Health Program, dividends on restricted shares, and expenses associated with a weekend vacation related to Peoples’ appreciation to Ms. Schneeberger for serving as interim Chief Financial Officer and Treasurer from April 2007 to May 2008 (represents the incremental cost to Peoples of weekend vacation); (d) Mr. Yazombek - 401(k) Plan company match, personal use of company-provided vehicle, country club membership and Executive Health Program; and (e) Mr. Wesel - 401(k) Plan company match, country club membership and dividends on restricted  shares.  All other compensation for each executive officer for 2007 includes: (a) Mr. Bradley - 401(k) Plan company match, country club membership, Executive Health Program, and dividends on restricted shares; (b) Ms. Schneeberger - 401(k) Plan company match and dividends on restricted shares; (c) Mr. Yazombek - 401(k) Plan company match, country club membership, and dividends on restricted shares; and (d) Mr. Wesel - 401(k) Plan company match, country club membership and dividends on restricted shares.

GRANTS OF PLAN-BASED AWARDS FOR 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum	(6)	(7)
			($)	($)	($)	($)	($)	($)
Mark F. Bradley	-	-	$0	$140,000	$210,000	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$70,000	$105,000	-	-	-	-
Edward G. Sloane	-	-	$0	$68,600	$102,900	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$39,200	$58,800	-	-	-	-
Joseph S. Yazombek	-	-	$0	$77,000	$115,500	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$44,000	$66,000	-	-	-	-
Carol A. Schneeberger	-	-	$0	$66,500	$99,750	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$38,000	$57,000	-	-	-	-
David T. Wesel	-	-	$0	$62,300	$93,450	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$31,150	$46,725	-	-	-	-

(1)
Annual cash incentive potential available for payment through the Incentive Plan if the indicated level of performance was achieved for the 2009 fiscal year.  Refer to the discussion under the caption “Annual Cash Incentives” on page 30 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding the Incentive Plan.

(2)
Economic value of equity grants available for award through the 2006 Plan if the indicated level of performance was achieved for the 2009 fiscal year.  Equity-based incentive awards are denominated in dollars, rather than number of common shares.  As a result, the threshold, target and maximum amounts are shown in “dollars” rather than the “number of common shares.”  At the time of payout, the economic value of the actual award earned would have been translated into awards of restricted shares and SARs to be settled in common shares made under Peoples’ 2006 Plan.  Fifty percent of the economic value would have been awarded in restricted shares, using the closing price of Peoples’ common shares on the grant date.  The remaining 50% of the economic value would have been awarded in SARs to be settled in common shares, using the Black-Scholes value of the SARs as of the award date.  Refer to the discussion under the caption “Long-Term Equity-Based Incentive Compensation” on page 31 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding grants of equity-based awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table provides information relating to the option/SAR awards and stock awards held by the executive officers at the end of the 2009 fiscal year.  Each grant is shown separately for each named executive officer.  Mr. Sloane did not have any outstanding equity awards as of December 31, 2009.  The market value of the stock awards is based on the closing price of Peoples’ common shares as reported on The NASDAQ Global Select Market on December 31, 2009, which was $9.68.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable
		(1)		(2)					(2)
Mark F. Bradley	4/27/2000	5,082	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,563	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	1,264	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,707	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,090	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	459	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	2,970	-	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,707 (3)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	487 (5)	$4,714	-	-
	2/20/2008	-	-	-	-	-	402 (6)	$3,891	-	-
	2/20/2008	-	1,734 (4)	-	$23.77	2/20/2018	-	-	-	-
Joseph S. Yazombek	4/27/2000	3,812	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,928	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	2,947	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,900	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,779	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	1,215	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	2,388	-	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,444 (3)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	412 (5)	$3,988	-	-
	2/20/2008	-	-	-	-	-	386 (6)	$3,736	-	-
	2/20/2008	-	1,663 (4)	-	$23.77	2/20/2018	-	-	-	-

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable
		(1)		(2)					(2)
Carol A.	4/27/2000	4,765	-	-	$13.58	4/27/2010	-	-	-	-
Schneeberger	5/9/2002	1,654	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	1,963	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	2,279	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	792	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	1,903	-	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	938 (3)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	268 (5)	$2,594	-	-
	2/20/2008	-	-	-	-	-	270 (6)	$2,614	-	-
	2/20/2008	-	1,165 (4)	-	$23.77	2/20/2018	-	-	-	-
David T. Wesel	2/16/2004	2,000	-	-	$28.25	2/16/2014	-	-	-	-
	2/10/2005	425	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	1,184	-	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,303 (3)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	372 (5)	$3,601	-	-
	2/20/2008	-	-	-	-	-	431 (6)	$4,172	-	-
	2/20/2008	-	1,857 (4)	-	$23.77	2/20/2018	-	-	-	-

(1)	Stock options were granted to the executive officers in years prior to 2006.

(2)
Any amount in these columns would have represented the actual SAR and restricted share awards approved by the Compensation Committee in the 2010 fiscal year, with respect to corporate and individual performance for the 2009 fiscal year.  They would have been considered “unearned” as they would not have been granted until after the end of the 2009 fiscal year.  No awards were granted in the 2010 fiscal year with respect to corporate and individual performance for the 2009 fiscal year.

(3)	SARs to be settled in common shares were approved by the Compensation Committee on February 8, 2007 and granted under Peoples’ 2006 Plan on February 13, 2007, and vested on February 13, 2010.

(4)	SARs to be settled in common shares were approved by the Compensation Committee on February 14, 2008 and granted under Peoples’ 2006 Plan on February 20, 2008, and will vest on February 20, 2011.

(5)	Restricted shares were approved by the Compensation Committee on February 8, 2007 and granted under Peoples’ 2006 Plan on February 13, 2007, and vested on February 13, 2010.

(6)	Restricted shares were approved by the Compensation Committee on February 14, 2008 and granted under Peoples’ 2006 Plan on February 20, 2008, and will vest on February 20, 2011.

OPTION EXERCISES AND STOCK VESTED FOR 2009

The following table provides information for the named executive officers relating to stock options exercised, including the number of common shares acquired upon exercise and the value realized, and the restricted shares that vested, including the number of common shares acquired upon vesting and the value realized.  The values shown below are before payment of any applicable withholding tax.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Common Shares Acquired on Exercise	Valued Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Mark F. Bradley	-	-	-	-
Edward G. Sloane	-	-	1,000	$9,590
Joseph S. Yazombek	-	-	-	-
Carol A. Schneeberger	-	-	1,125	$9,810
David T. Wesel	-	-	-	-

PENSION BENEFITS FOR 2009

The table below shows the actuarial present value of accumulated benefits payable to each of the executive officers, including the number of years of service credited to each named executive officer, under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Peoples’ Notes to the Consolidated Financial Statements, Note 13.  Employee Benefit Plans on pages 81 through 84 of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Information regarding the Retirement Plan can be found in the discussion under the caption “Retirement and Other Benefits” on page 32 of the “COMPENSATION DISCUSSION AND ANALYSIS.”

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
Mark F. Bradley	Retirement Plan	18	$87,307	-
Edward G. Sloane	Retirement Plan	1	$7,161	-
Joseph S. Yazombek (1)	Retirement Plan	26	$400,792	-
Carol A. Schneeberger (1)	Retirement Plan	32	$375,424	-
David T. Wesel	Retirement Plan	6	$19,211	-

(1)	Mr. Yazombek and Ms. Schneeberger had reached retirement eligibility (50 years of age or older and 10 years of service with Peoples) as of December 31, 2009.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2009

The following table provides information regarding cash incentives earned by the named executive officers under the Incentive Plan but deferred in accordance with the terms of that Plan.  Executive officers were required to defer 25% of any annual cash incentives earned under the terms of the Incentive Plan.  If the executive officer terminates his or her employment for any reason other than death, disability or retirement prior to the end of the three-year deferral period, the deferred portion of the annual cash incentive is forfeited.  This mandatory deferral is another way to promote retention of key executive officers, as the executive officers must remain with Peoples until the required deferral period lapses or they forfeit that portion of their incentive payout.  Once the mandatory deferral period lapses, executive officers may either take a cash distribution or further defer receipt of the cash incentive, as discussed in the following paragraph, based on an election made under the terms of the Incentive Plan prior to the year the cash incentive was earned, until they retire or their employment is terminated.  Interest on the deferred compensation is accrued at a rate equal to 50% of Peoples’ Return on Average Equity achieved during each calendar year throughout the deferral period.

In addition to the mandatory 25% deferral, the executive officers also had the option to (i) defer any remaining annual cash incentive compensation to be paid to them and (ii) further defer the mandatory amount after the original three-year period has lapsed until they retire or until their employment with Peoples is terminated.  The amount an executive officer elected to voluntarily defer was chosen by the executive officer prior to the beginning of the calendar year in which the cash incentive compensation was earned.  Interest on the deferred compensation is accrued at a rate equal to 50% of Peoples’ Return on Average Equity achieved during each calendar year throughout the deferral period.  No cash incentive payments were made for 2009 fiscal year performance.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
	(1)		(2)	(3)	(4)
Mark F. Bradley	-	-	$223	$16,910	$24,993
Edward G. Sloane	-	-	-	-	-
Joseph S. Yazombek	$13,300	-	$2,361	$13,300	$264,741
Carol A. Schneeberger	-	-	$280	$10,297	$31,379
David T. Wesel	-	-	$297	-	$33,280

(1)
Amounts in column (b) represent any accumulated balance of mandatory deferrals awarded for performance for the 2005 fiscal year and voluntarily further deferred by the executive officer at the end of the original three-year deferral period.

(2)
Amounts in column (d) represent the aggregate earnings on the accumulated mandatory and voluntary deferrals of cash incentives for each of the executive officers.  Interest is accrued at a rate equal to 50% of Peoples’ Return on Average Equity achieved during each calendar year throughout the deferral period.  The accrual rate for 2009 was 0.9%.  None of these amounts are included in the Summary Compensation Table for 2009 since the rate earned was not above-market or preferential.

(3)
Amounts in column (e) represent the aggregate withdrawals or distributions for each executive officer of amounts deferred in accordance with terms of the Incentive Plan, which also includes the accumulated balance voluntarily re-deferred by the executive officer at the end of the mandatory three-year deferral period.

(4)
Of the amount reported in column (f) for each executive officer, the following amount was reported in the “SUMMARY COMPENSATION TABLE FOR 2008” on page 34 included in Peoples’ Proxy Statement for the 2009 Annual Meeting of Shareholders and the “SUMMARY COMPENSATION TABLE FOR 2007” on page 28 included in Peoples’ Proxy Statement for the 2008 Annual Meeting of Shareholders, and are reported within the amount shown in the Non-Equity Incentive Plan Compensation column for 2007: (a) Mr. Bradley - $9,562; (b) Mr. Yazombek - $31,932; (c) Ms. Schneeberger - $5,619; and (d) Mr. Wesel - $12,568.  The foregoing amounts are also reported in the “SUMMARY COMPENSATION TABLE FOR 2009” on page 37 within the amount shown in the Non-Equity Incentive Plan Compensation column for 2007.

OTHER POTENTIAL POST EMPLOYMENT PAYMENTS

The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control of Peoples and termination in the event of disability or death of the named executive officer is described below.

In the event of the retirement, disability or death of a named executive officer, or a change in control of Peoples, the vesting period is accelerated with regard to the mandatory deferrals of the cash incentives earned under the Incentive Plan and unvested outstanding equity-based awards.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, including termination for cause with the exception noted below, he or she is entitled to receive amounts earned during his or her term of employment.  These amounts are not included in the table below.  Such amounts would include:

•	cash incentives earned under the Incentive Plan during the fiscal year in which termination occurs less the mandatory deferral amount, if he or she is employed as of the payment date;

•	all vested equity-based awards earned through the long-term equity-based incentive compensation programs;

•
all cash incentives voluntarily deferred under the Incentive Plan; These amounts are included in the table under the heading “NON-QUALIFIED DEFERRED COMPENSATION FOR 2009” on page 35 within the amount shown in the Aggregate Balance at Last Fiscal Year-End column:  Mr. Yazombek - $245,283; Ms. Schneeberger - $18,250; and Mr. Wesel - $13,875.

•	the balance of the executive officer’s Retirement Savings Plan (Peoples 401(k) Plan) account;

•	pay for unused paid time off (except in the case of termination for cause); and

•
amounts accrued and vested through the Retirement Plan (Peoples’ pension plan).  These amounts are included in the table under the heading “PENSION BENEFITS FOR 2009” on page 42in the amount shown in the Present Value of Accumulated Benefit column.  Except for Mr. Sloane, all executive officers have met the five or more years of service requirement and would be paid upon termination of employment.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, he or she would receive the following benefits:

•	all previously unvested equity-based awards would vest; and

•	all previously unvested mandatory deferrals under the Incentive Plan would vest.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer will also receive benefits under Peoples’ disability plan or payments under Peoples’ life insurance plan, as appropriate.

Payments Made Upon a Change in Control

Peoples has entered into amended and restated change in control agreements with the named executive officers.  Under these agreements, a change in control occurs when one or more of the following events take place:

●
a “person” or “group” (as defined in Section 409A of the Internal Revenue Code) acquires ownership of shares of Peoples that, together with shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of Peoples;

●
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of shares of Peoples possessing 35% or more of the total voting power of the shares of Peoples;

●
a majority of the members of Peoples’ Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Peoples’ Board of Directors prior to the date that such appointments or elections are made; or

●
any person or group acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from Peoples that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Peoples immediately prior to such acquisition or acquisitions.

Generally, the agreements provide for severance compensation to the named executive officers if their employment is terminated by Peoples or its successor for any reason other than cause (defined as gross negligence or gross neglect of duties; commission of a felony or a gross misdemeanor involving moral turpitude; fraud, disloyalty, dishonesty or willful violation of any law or significant policy of Peoples; or issuance of an order by the banking regulators of Peoples for removal of the named executive officer) within six months prior to or 24 months after a defined change in control occurs.  In addition, compensation will be paid if the named executive officer voluntarily terminates employment during the same periods because of:  (i) the assignment to the named executive officer of any material duties or responsibilities inconsistent with the named executive officer’s positions, or a change in the named executive officer’s reporting responsibilities, titles, or offices, or any removal of the named executive officer from or any failure to re-elect the named executive officer to any of such positions, except in connection with the named executive officer’s termination of employment for cause, disability, retirement, or as a result of the named executive officer’s death; (ii) a reduction in the named  executive officer’s base salary; (iii) the taking of any action by Peoples which would adversely affect the named executive officer’s participation in or materially reduce the named executive officer’s benefits under any benefit plans; (iv) any failure of Peoples to obtain the assumption of the agreement by any successor; or (v) geographic relocation of the executive officer to an office location more than 50 miles from the executive officer's current location without the named executive officer's consent or without reimbursement of reasonable moving expenses incurred by the executive officer relating to a change of the named executive officer’s principal residence in connection with relocation.

The named executive officer’s base annual compensation for purpose of his or her respective agreement is calculated as the average annualized compensation paid by Peoples, prior to any deferred arrangements, during the most recent five taxable years ending before the date of the change in control, subject to certain adjustments in the event that Section 280G of the Internal Revenue Code is triggered.  For named executive officers that have worked for Peoples for less than five years, the average annualized compensation paid by Peoples is calculated for the number of years employed by Peoples.

Under the agreements, severance provisions include: (i) a lump sum cash payment of two and one half times base annual compensation for Mr. Bradley and two times base annual compensation for Ms. Schneeberger and Messrs. Sloane, Yazombek, and Wesel, in each case payable within 30 days following the named executive officer’s termination date with such payment delayed until the first business day of the seventh month following the named executive officer’s terminatation date if the named executive officer is a “specified employee” for purposes of Section 409(A) of the Internal Revenue Code; (ii) continuing participation in life, medical, and dental insurance for 12 months substantially in the form and expense to the named executive officer as that received on the date of termination; (iii) the named executive officer agreeing not to disclose to others any confidential information; and (iv) the named executive officer entering into a non-compete agreement for 12 months immediately following the date of termination.  In the case of Mr. Bradley, the duration of the non-compete agreement and continuing participation in life, medical and dental insurance is 15 months immediately following the date of termination.  The non-compete agreement prohibits the named executive officer from directly or indirectly engaging in any business in which Peoples directly or indirectly engages within Peoples’ geographic market.

The ARRA and the Interim Final Rule prohibit Peoples from making any golden parachute payments to its Senior Executive Officers or five next most highly-compensated employees.  Payments under the amended and restated change in control agreements to the named executive officers will be considered to be golden parachute payments.  Peoples and each named executive officer entered into a letter agreement in which the named executive officer agreed to amend the compensation and benefits plans of Peoples in which the named executive officer participates, including the amended and restated change in control agreements, to the extent necessary to give effect to this prohibition.  These letter agreements were later amended to incorporate the additional restrictions imposed by the ARRA and the Interim Final Rule.

The following table summarizes payments which would have been made to the named executive officers if a termination event had occurred on December 31, 2009.  Actual amounts to be paid out can only be determined at the time of a named executive officer’s actual separation from service with Peoples.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Compensation & Benefits Payable Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	CIC Involuntary or Good Reason Termination	Death or Disability
		(1)
Mark F. Bradley
2 times Base Annual Compensation	-	-	-	-	-	$610,299	-
Welfare (2)	-	-	-	-	-	$13,347	-
Unvested Deferrals under Incentive Award Plan	-	-	$24,993	-	-	$24,993	$24,993
Intrinsic Value of Unvested Stock Options & SARs (3)	-	-	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	-	$8,606	-	-	$8,606	$8,606
Total:	$0	$0	$33,598	$0	$0	$657,245	$33,599
Total Allowable Under the ARRA: (4)	$0	$0	$0	$0	$0	$0	$33,599

Edward G. Sloane
2 times Base Annual Compensation	-	-	-	-	-	$392,000	-
Welfare (2)	-	-	-	-	-	$6,247	-
Unvested Deferrals under Incentive Award Plan	-	-	$0	-	-	$0	$0
Intrinsic Value of Unvested Stock Options & SARs (3)	-	-	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	-	$0	-	-	$0	$0
Total:	$0	$0	$0	$0	$0	$398,247	$0
Total Allowable Under the ARRA: (4)	$0	$0	$0	$0	$0	$0	$0

Joseph S. Yazombek
2 times Base Annual Compensation	-	-	-	-	-	$423,299	-
Welfare (2)	-	-	-	-	-	$1,111	-
Unvested Deferrals under Incentive Award Plan	-	$19,457	$19,457	-	-	$19,457	$19,457
Intrinsic Value of Unvested Stock Options & SARs (3)	-	$0	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	$7,725	$7,725	-	-	$7,725	$7,725
Total:	$0	$27,182	$27,182	$0	$0	$451,592	$27,182
Total Allowable Under the ARRA: (4)	$0	$0	$0	$0	$0	$0	$27,182

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Compensation & Benefits Payable Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	CIC Involuntary or Good Reason Termination	Death or Disability
(1)
Carol A. Schneeberger
2 times Base Annual Compensation	-	-	-	-	-	$377,195	-
Welfare (2)	-	-	-	-	-	$5,190	-
Unvested Deferrals under Incentive Award Plan	-	$13,129	$13,129	-	-	$13,129	$13,129
Intrinsic Value of Unvested Stock Options & SARs (3)	-	$0	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	$5,208	$5,208	-	-	$5,208	$5,208
Total:	$0	$18,337	$18,337	$0	$0	$400,722	$18,337
Total Allowable Under the ARRA: (4)	$0	$0	$0	$0	$0	$0	$18,337

David T. Wesel
2 times Base Annual Compensation	-	-	-	-	-	$259,216	-
Welfare (2)	-	-	-	-	-	$7,380	-
Unvested Deferrals under Incentive Award Plan	-	-	$19,405	-	-	$19,405	$19,405
Intrinsic Value of Unvested Stock Options & SARs (3)	-	-	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	-	$7,773	-	-	$7,773	$7,773
Total:	$0	$0	$27,178	$0	$0	$293,774	$27,178
Total Allowable Under the ARRA: (4)	$0	$0	$0	$0	$0	$0	$27,178

(1)
Mr. Yazombek and Ms. Schneeberger were eligible to receive the unvested mandatory deferral balance earned through the Incentive Plan, to exercise all unvested stock options and SARs and to have the restrictions on transfer of their unvested restricted shares lapse, if they elected to retire as of December 31, 2009, as they had reached retirement eligibility (50 years of age or older and at least 10 years of service with Peoples as of December 31, 2009).  Vesting of the unvested mandatory deferral balance and unvested stock options and SARs, and lapsing of the restrictions on transfer applicable to restricted shares accelerate upon retirement.

(2)
Under the terms of the amended and restated change in control agreements, the executive officer continues to participate in life, medical, and dental insurance during the term of his or her non-compete agreement (15 months for Mr. Bradley and 12 months for the other executive officers).

(3)
None of the stock options and SARs which would have vested as of December 31, 2009 had any intrinsic value because the grant price of each is greater than the closing market price of $9.68 on December 31, 2009 of Peoples’ common shares.

(4)
The executive compensation standards under the ARRA and the Interim Final Rule prohibit Peoples from making any payments to Senior Executive Officers for departure from Peoples for any reason during the ARRA Covered Period, except payments for services rendered or benefits accrued.

DIRECTOR COMPENSATION

Peoples uses a combination of cash and equity-based compensation to attract and retain qualified directors to serve on the Board of Directors.  Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure Peoples can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of Peoples; and

•	Support the independence of thought and action expected of directors.

Cash Compensation Paid to Board Members

In determining the overall competitiveness of director compensation, the Compensation Committee reviewed director compensation data from the Peer Group described in the “COMPENSATION DISCUSSION AND ANALYSIS.”

The cash compensation paid to Board members for their service to Peoples did not change in 2009 except for the fees payable to the Chairman of the Board and the Chairman of the Compensation Committee.  Peoples’ directors, other than Mark F. Bradley, receive a quarterly cash fee of $1,500 for their services.  In addition, directors, other than Mark F. Bradley, receive compensation of $1,250 for each meeting of the Board of Directors attended.  The Compensation Committee believes these fees are necessary to maintain the caliber of directors necessary to promote long-term shareholder value.

Directors are also compensated for each committee meeting they attend.  Upon review of Peer Group data for “per meeting fees” and compensation per director, on July 21, 2009, the Committee recommended the committee fees remain unchanged, which were approved by the Board:  (i) fees paid to members of the Executive Committee and the Governance and Nominating Committee are $300 for each committee meeting attended; and (ii) the fees paid to members of the Compensation Committee, the Audit Committee, and the Risk Committee are $600 for each committee meeting attended.  In addition to the per meeting fees, the Chairman of the Compensation Committee receives a cash fee of $5,000 annually.  The fee is comparative with the Peer Group average and remained unchanged following the July 21, 2009 review.  Likewise, the Chairman of the Audit Committee receives an additional cash fee of $5,000 annually, the amount of which is comparative with the Peer Group average.  In addition to the per meeting fees, the Chairman of the Risk Committee receives a cash fee of $5,000 annually.  The Compensation Committee believes that the additional quarterly fees are appropriate and commensurate with the overall level of responsibility and accountability of each Chairman.  Likewise, the fees are necessary to attract and retain Committee Chairmen with the talents and skills the Compensation Committee believes necessary to promote shareholder value.

Effective August 1, 2009, all directors of Peoples are also directors of Peoples Bank.  Directors receive compensation for their service as Peoples Bank directors in addition to compensation received for their service as directors of Peoples.  On July 21, 2009, the Committee recommended the following changes to the compensation received by each director of Peoples for their service as a director of Peoples Bank, effective August 1, 2009: (i) eliminating the $600 per quarter retainer fee; (ii) $500 fee paid for each regular meeting attended; (iii) eliminating the $300 fee for each Audit Committee meeting attended; (iv) $300 fee paid for each meeting attended by members of the Information Technology Committee and the Investment Committee; (v) the fees paid to members of the Loan Committee are $600 for each meeting attended; and  (vi) the members of the Trust Investment Committee are paid a retainer of $300 per quarter.

Mark F. Bradley received no compensation as a director of Peoples or Peoples Bank during 2009 and continues to receive none in either capacity.

Thomas J. Wolf also received $150 for each meeting of the Peoples Bank Kentucky/Huntington Leadership Advisory Board he attended, in addition to the previously-mentioned fees for his service as a director of Peoples and Peoples Bank.

Directors who travel a distance of 50 miles or more to attend a Board or committee meeting of Peoples or Peoples Bank receive a $150 travel fee, which remained unchanged following the July 21, 2009 review.  A single travel fee of $150 is paid for multiple meetings occurring on the same day.  Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations.  Peoples believes these fees are reasonable and partially offset travel expenses incurred by some of the directors living outside the Marietta, Ohio area, where Board of Directors and committee meetings are typically held.

In years prior to 2005, Mark F. Bradley was paid a fee as an employee director.  Mark F. Bradley elected to defer the fees paid to him under the Deferred Compensation Plan for Directors to be invested in common shares of Peoples.  Under the Deferred Compensation Plan for Directors, dividends are credited on common shares allocated.  The dividends are converted into a Peoples’ common share equivalent based on the fair market value of a common share on the first day of each calendar quarter.

Equity-based Compensation

The full Board of Directors approves all equity-based awards made to non-employee directors of Peoples while the Compensation Committee approves all equity-based awards made to non-employee directors of Peoples’ subsidiaries.  The grant date for equity-based awards made to non-employee directors of Peoples is the date of the approval by the Board, the date of election or appointment, or the third business day following the date on which all material information has been publicly disclosed, whichever is later.  The grant date for the equity-based awards made to the non-employee directors of  Peoples Bank (only, and not also of Peoples) is the date of the approval by the Compensation Committee, the date of election or appointment, or the third business day following the date on which all material information has been publicly disclosed, whichever is later.  The grant price is the closing price of Peoples’ common shares on The NASDAQ Global Select Market® on the grant date.

In light of current business conditions, the Board of Directors did not make any equity-based awards to directors in 2009 in consideration of Peoples’ recent financial performance and the decline in the price of Peoples’ common shares.

The following summarizes the effect of various termination of service events on the restricted shares granted to the non-employee directors in past fiscal years:

•
Termination of service as a director of Peoples due to death, disability, or retirement:  The restrictions on the restricted shares lapse and the restricted shares become fully vested on the termination date.

•	Termination of service as a director of Peoples for cause or any reason other than retirement, death or disability: Any non-vested restricted shares are forfeited on the termination date.

Deferred Compensation Plan for Directors

Since 1991, Peoples has maintained the Deferred Compensation Plan for Directors.  Voluntary participation in the Deferred Compensation Plan for Directors allows a non-employee director of Peoples, or one of our subsidiaries, to defer all or part of his or her director’s fees, including the Federal income tax thereon.  Since January 2, 1998, directors have been permitted to allocate their deferrals between a cash account (earning interest equal to Peoples Bank’s three-year certificate of deposit interest rate) and a stock account (under which common shares of Peoples are allocated at fair market value on the first business day of each calendar quarter on (i) the amount deferred and (ii) subsequent cash dividends on the common shares previously credited to the account).  The only right a participant in the Deferred Compensation Plan for Directors has with respect to his or her cash account and/or stock account is to receive distributions upon termination of service as a director.  Distribution of the deferred amounts is made in a lump sum or annual installments, at the election of the director beginning (i) on the first business day of the calendar month following the date of the director's termination of service due to resignation, retirement, death or otherwise for the portion of the account, if any, that was earned and vested before January 1, 2005, and any additions attributable to such portion of the account; and (ii) on the first business day of the calendar month following the earlier of the directors' death or separation from service as a director for the remaining portion of the account in the first year in which the person is no longer a director.  For a director who is also a “specified employee” for purpose of Section 409A of the Internal Revenue Code on the date of the director’s separation from service, the distribution of the portion of the account that was earned and vested or after January 1, 2005 will be delayed until the first business day of the seventh month following the date of separation of service.  The stock account is distributed in common shares of Peoples or in cash and the cash account is distributed only in cash.

 All Other Compensation

The non-employee directors are also eligible to participate in selected employee benefit programs maintained by Peoples.  These include medical and dental insurance plans and Group Term Life Insurance.  During 2009, Mr. Theisen participated in Peoples’ medical and dental insurance plans pursuant to the terms of a 1998 agreement in which Peoples agreed to pay his medical and dental insurance premiums, which includes the individual and company contributions, as long as he remains a director.  The non-employee directors automatically receive a group term life insurance benefit, the premiums for which are paid by Peoples.  The maximum benefit is $50,000 for directors age 65 or younger.  The maximum benefit decreases by a percentage for each year beyond age 65 until it reaches a maximum payout of $5,000 at age 90.

DIRECTOR COMPENSATION FOR 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	(4)	(5)	(6)		(7)	(8)
	($)	($)	($)	($)	($)	($)	($)
Dave M. Archer (1)	$21,100	-	-	-	$7,912	$126	$29,138
Carl L. Baker, Jr.	$32,350	-	-	-	$220	$126	$32,696
Mark F. Bradley (2)	-	-	-	-	$1,245	-	$1,245
George W. Broughton	$52,850	-	-	-	$1,089	$126	$54,065
Frank L. Christy (3)	$17,000	-	-	-	-	$95	$17,095
Wilford D. Dimit	$41,600	-	-	-	$20,526	$50	$62,176
Richard Ferguson	$39,600	-	-	-	$3,883	$126	$43,609
Brenda F. Jones (1)	$20,950	-	-	-	$7,727	$126	$28,803
David L. Mead	$51,650	-	-	-	$2,030	$126	$53,806
Robert W. Price	$34,500	-	-	-	$5,193	$126	$39,819
Theodore P. Sauber	$43,050	-	-	-	-	$38	$43,088
Paul T. Theisen	$42,800	-	-	-	$4,925	$18,079	$65,804
Joseph H. Wesel	$39,500	-	-	-	$7,335	$38	$46,873
Thomas J. Wolf	$29,650	-	-	-	-	$126	$29,776

(1)
On July 23, 2009, Dave M. Archer and Brenda F. Jones were elected directors of Peoples, effective August 1, 2009.  Mr. Archer and Dr. Jones have served as directors of Peoples Bank since 1993 and 1994, respectively.

(2)	Mark F. Bradley, an executive officer and member of the Board of Directors of both Peoples and Peoples Bank, receives no director compensation.

(3)	Frank L. Christy resigned from the Board of Directors of Peoples on September 24, 2009.

(4)
Amounts in column (b) represent the aggregate quarterly and meeting fees (including travel fees paid or payable to each director).  Included in these amounts are voluntary elective deferrals of fees made pursuant to the Deferred Compensation Plan for Directors.  Deferrals of these fees for 2009 were: (a) Dave M. Archer - $21,100; (b) Wilford D. Dimit - $41,600; (c) Richard Ferguson - $37,650; (d) Brenda F. Jones - $20,950; (e) David L. Mead - $24,775; and (f) Robert W. Price - $32,700.  All other amounts representing quarterly, meeting fees, and travel fees for 2009 were paid in cash.  All directors, with the exception of Mr. Bradley, are non-employee directors of both Peoples and Peoples Bank and are compensated through retainer fees, board meeting attendance fees and committee attendance fees, as appropriate, for their service to both boards.

(5)	No equity-based awards were granted to Peoples’ directors in 2009.

(6)
No stock options were granted to Peoples’ directors in 2009.  The aggregate number of common shares underlying non-qualified stock options outstanding at December 31,  2009 for the following individuals were: (a) Dave M. Archer – 2,912; (b) Carl L. Baker, Jr. – 7,984; (c) George W. Broughton – 4,665; (d) Frank L. Christy – 5,313; (e) Wilford D. Dimit – 7,550; (f) Richard Ferguson – 2,355; (g) Brenda F. Jones – 2,912; (h) David L. Mead – 600; (i) Robert W. Price – 5,820; (j) Theodore P. Sauber – 2,355; (k) Paul T. Theisen – 7,550; (l) Joseph H. Wesel – 5,820; and (m) Thomas J. Wolf – 3,510.  All of these outstanding non-qualified stock options had vested prior to January 1, 2008.

(7)
Amounts in column (f) represent 2009 earnings on each of the director’s deferred fees pursuant to the Deferred Compensation Plan for Directors.  For 2009, Mark F. Bradley’s earnings represents dividends credited on the cumulative amount of director’s fees deferred in prior years under the terms of the Deferred Compensation Plan for Directors.  Mark F. Bradley has not been paid a fee for his services as a director of Peoples or of Peoples Bank since December 31, 2004.

(8)
Amounts in column (g) represent the amount of Peoples’ 2009 annual payment of premiums for group term life insurance for all directors except Paul T. Theisen, who also participated in Peoples’ medical and dental insurance plan.  Paul T. Theisen’s group term life insurance premium was $38 and his medical and dental premium was $18,041.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Carl L. Baker, Jr., George W. Broughton, David L. Mead, Robert W. Price, and Paul T. Theisen served as a member of the Compensation Committee of Peoples’ Board of Directors for the entire 2009 fiscal year and continues to serve as a member.  Mr. Frank L. Christy served as a member of the Compensation Committee until September 24, 2009.  On March 10, 2009, Peoples received notification from Mr. Christy that he intended to resign at some point in the future from the Peoples Board of Directors due to extensive travel and meeting commitments associated with his personal business pursuits.  On September 24, 2009, Mr. Christy notified Peoples that his resignation from the Peoples Board of Directors was to be effective as of September 24, 2009.  The last Compensation Committee meeting Mr. Christy attended was on March 5, 2009.

None of the individuals serving on the Compensation Committee has been an officer or employee of Peoples or any of our subsidiaries.  During the 2009 fiscal year, Peoples Bank entered into lending relationships with certain members of the Compensation Committee, with members of their respective families and with corporations and organizations as to which they serve as executive officers or beneficially own more than 10% of the equity securities.  All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features to Peoples or Peoples Bank.  During the 2009 fiscal year, no executive officer of Peoples served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on Peoples’ Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

Management has represented to the Audit Committee that Peoples’ audited consolidated financial statements as of and for the fiscal year ended December 31, 2009, were prepared in accordance with US GAAP and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management.

In addition, the Audit Committee has discussed and reviewed with E&Y, Peoples’ independent registered public accounting firm, all communications and other matters required to be discussed by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended, and by SEC rules, as well as significant current accounting developments and issues.  The Audit Committee has also reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2009, with E&Y.

The Audit Committee has received from E&Y the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y the independence of E&Y.  The Audit Committee has discussed with E&Y any relationships with or services to Peoples or our subsidiaries that may impact E&Y’s independence and objectivity, including the non-audit services rendered by E&Y, and has satisfied itself as to E&Y’s independence.

Based on the Audit Committee’s reviews and discussions with management and E&Y, and the Audit Committee’s review of the report of E&Y to the Audit Committee, the Audit Committee recommended to the Board of Directors that Peoples’ audited consolidated financial statements be included in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Submitted by the Audit Committee of Peoples’ Board of Directors:
David L. Mead  (Chairman), Carl L. Baker, Jr., Richard Ferguson, Dr. Brenda F. Jones, Theodore P. Sauber and Thomas J. Wolf.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 25, 2010, the Audit Committee appointed E&Y as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2010.  E&Y has served as Peoples’ independent auditors/independent registered public accounting firm since 1995.

Fees

Fees for services rendered by E&Y for each of the 2009 fiscal year and the 2008 fiscal year were:

	2009	2008
Audit Fees (1)	$568,736	$591,300
Audit-Related Fees (2)	-	37,500
Tax Fees (3)	41,850	48,400
Total	$610,586	$677,200

____________________
(1)
Audit Fees pertain to professional services rendered in connection with the audit of Peoples’ annual financial statements and review of financial statements included in Peoples’ Quarterly Reports on Form 10-Q, as well as internal control testing for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees pertain to services rendered in connection with statutory audits and accounting consultation.
(3)	Tax Fees pertain to services rendered for tax planning and advice, tax compliance, and assistance with tax audits and appeals.

E&Y did not render any other services during the 2009 fiscal year or the 2008 fiscal year.  All of the services described under “Audit-Related Fees” or “Tax Fees” above were pre-approved by the Audit Committee.

Pre-Approval Policy

The Audit Committee has adopted, and the Board of Directors has ratified, an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved.  Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”).  Appendices to the Pre-Approval Policy describe the Audit, Audit-Related, Tax and All Other services that have the general pre-approval of the Audit Committee.  The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee states otherwise.  The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.  The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations.

The Pre-Approval Policy does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.  The Audit Committee, however, may delegate pre-approval authority to one or more of its members.  The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All requests or applications for services to be provided by the independent registered public accounting firm will be submitted to the Chief Financial Officer of Peoples, and must include a detailed description of the services to be rendered.  The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.  The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.  Services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.  Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

The Audit Committee has designated the Auditor of Peoples, as head of the Internal Audit Department (the “Auditor”), to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Pre-Approval Policy.  The Auditor reports to the Audit Committee on a periodic basis as to the results of this monitoring.  Both the Auditor and management are to immediately report to the Chairman of the Audit Committee any breach of the Pre-Approval Policy that comes to the attention of the Auditor or any member of management.

The Audit Committee also reviews the Auditor’s annual internal audit plan to determine whether the plan provides for adequate monitoring of the independent registered public accounting firm’s services.

PROPOSAL NUMBER 2:
PROPOSED AMENDMENT TO SECTION 2.01 OF PEOPLES’ CODE OF REGULATIONS

Proposed Amendment

The full text of the proposed amendment to Section 2.01 of Peoples’ Code of Regulations is attached to this Proxy Statement as Appendix A.

The Governance and Nominating Committee of Peoples’ Board of Directors has determined that the recommended adoption of the amendment to Section 2.01 of Peoples’ Code of Regulations will enhance the ability of the Committee to identify and consider a more diverse group of candidates as potential Board members.  In accordance with the proposed amendment, when identifying nominees to serve as director, the Governance and Nominating Committee will consider candidates with diverse business and professional experience, skills, gender, and ethnic background, as appropriate, in light of the current composition and needs of the Board of Directors.

Recommendation and Vote

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PEOPLES’ SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AMENDMENT TO SECTION 2.01 OF PEOPLES’ CODE OF REGULATIONS.

The affirmative vote of the holders of at least a majority of the outstanding common shares is required to approve and adopt the amendment to Section 2.01 of Peoples’ Code of Regulations.  The effect of an abstention is the same as a vote “AGAINST.”

PROPOSAL NUMBER 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Peoples’ Board of Directors has appointed E&Y to serve as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2010, and recommends that Peoples’ shareholders vote for the ratification of that appointment.  E&Y audited Peoples’ consolidated financial statements as of and for the fiscal year ended December 31, 2009 and the effectiveness of Peoples’ internal control over financial reporting as of December 31, 2009.  Representatives of E&Y are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The appointment of Peoples’ independent registered public accounting firm is made annually by the Audit Committee.  Peoples has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm’s role in reviewing the quality and integrity of Peoples’ consolidated financial statements and internal control over financial reporting.  Before appointing E&Y, the Audit Committee carefully considered that firm’s qualifications as Peoples’ independent registered public accounting firm and the audit scope.

Recommendation and Vote

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT PEOPLES’ SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y.

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of E&Y as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2010.  The effect of an abstention is the same as a vote “AGAINST.”  Even if the appointment of E&Y is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of E&Y and to engage another firm if the Audit Committee determines such action is necessary or desirable.  If the appointment of E&Y is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.

PROPOSAL NUMBER 4:
NON-BINDING ADVISORY VOTE ON PEOPLES’ EXECUTIVE COMPENSATION

The ARRA was signed into law on February 17, 2009.  In addition to a wide variety of programs intended to stimulate the economy, the ARRA imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through TARP, including institutions like Peoples that participated in the Capital Purchase Program prior to the ARRA.  These requirements and restrictions apply throughout the ARRA Covered Period.

One of the requirements is that for any meeting of shareholders held during the ARRA Covered Period, for which proxies will be solicited for the election of directors, Peoples must provide a separate, non-binding advisory vote to the shareholders to approve compensation, as described in Peoples’ proxy statement.  This is commonly referred to as a “Say on Pay” proposal.

As a shareholder of Peoples, you are being provided with the opportunity to endorse or not endorse Peoples’ executive program and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of Peoples’ executives, as described in the COMPENSATION DISCUSSION AND ANALYSIS, in the COMPENSATION COMMITTEE REPORT and the tabular and accompanying narrative disclosure contained on pages 22 – 47 in this proxy statement.”

Because your vote is advisory, it will not be binding upon Peoples’ Board of Directors or the Compensation Committee, overrule any decision made by the Board of Directors or the Compensation Committee, or create or imply any additional fiduciary duty by the Board of Directors or the Compensation Committee.  The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that Peoples’ compensation policies and procedures are reasonable in comparison both to Peoples’ peer bank holding companies and to Peoples’ performance during the 2009 fiscal year.  We also believe that Peoples’ compensation program aligns with the interests of our shareholders in the long-term value of Peoples as well as the components that drive long-term value.

Recommendation and Vote

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF PEOPLES’ EXECUTIVE COMPENSATION

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, in a non-binding advisory vote, Peoples’ executive compensation disclosed in this proxy statement.  The effect of an abstention is the same as a vote “AGAINST” the proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” would permit Peoples to send a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any household at which two or more different shareholders reside if Peoples reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts.  In each case, the shareholder(s) must consent to the householding process, and may at any time request that Peoples promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding.  Each shareholder would continue to receive a separate notice of meeting of shareholders and proxy card.  The householding procedure is intended to reduce the volume of duplicate information shareholders receive and reduce Peoples’ expenses.  Peoples does not currently practice householding, but may institute householding in the future and will notify registered shareholders affected by householding at that time.

Many brokers, financial institutions and other holders of record have instituted householding.  If your family has one or more “street name” accounts under which you beneficially own common shares of Peoples, you may have received householding information from your broker, financial institution or other record holder in the past.  Please contact the record holder directly if you have questions, require additional copies of this proxy statement or Peoples’ 2009 Annual Report or if you wish to revoke your decision to household and thereby receive multiple copies of proxy materials.  You should also contact the record holder if you wish to institute householding.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this proxy statement.  However, if any other matter requiring a vote of the shareholders is properly presented at the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

It is important that your proxy card be completed, signed and returned promptly.  If you do not expect to attend the Annual Meeting in person, please complete, sign and return the accompanying proxy card in the self-addressed envelope furnished herewith.

                                                                                                                  By Order of the Board of Directors,

Mark F. Bradley
President and Chief Executive Officer

Appendix A

Proposed Amendment to Section 2.01
of Code of Regulations of
Peoples Bancorp Inc.

Section 2.01 shall be amended and restated in its entirety as follows:

Section 2.01. Authority and Qualifications.

Except where the law, the Articles or the Regulations otherwise provide, all authority of the corporation shall be vested in and exercised by its directors.  Directors must be shareholders of the corporation.

~~No person shall be eligible to be elected as a director unless he shall be in the position of chief executive officer or active leadership within his business or professional interest which shall be located within the geographic area in which the corporation or any of its subsidiaries operate or do business or shall serve as an executive officer of the corporation or any of its subsidiaries; except that this qualification shall not apply to a person elected as an initial director of the corporation.  Any person nominated by the directors of the corporation for election as a director shall conclusively be deemed, for all corporate purposes, to have all of the qualifications required by this Section 2.01, other than the required ownership of shares of the corporation.  A director shall not be eligible for nomination and re-election as a director of the corporation after five years after such person's executive or leadership position within his business or professional interest which qualifies such person as a director of the corporation terminates; provided, however, that such five-year limitation shall not be applicable to a person who retires as chairman of the board or chief executive officer of the corporation.  When a person's eligibility as a director of the corporation terminates, whether because of change in share ownership, position or residency, such person shall submit his resignation as a director effective at the pleasure of the board; provided, however, that in no event shall such person be nominated and re-elected as a director.~~

A-1

Peoples Bancorp (w/logo)® is a federally registered service mark of Peoples Bancorp Inc.

PEOPLES BANCORP INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 22, 2010
10:00 a.m., Eastern Daylight Saving Time

Holiday Inn
701 Pike Street
Marietta, Ohio 45750

Peoples Bancorp Inc. P.O. Box 738 Marietta, Ohio 45750	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 22, 2010.

The common shares of Peoples Bancorp Inc. ("Peoples") as to which you have voting authority, including those held on your behalf in a trust account, under Peoples' Dividend Reinvestment and Stock Purchase Plan or under Peoples’ Retirement Savings Plan, will be voted as you specify on the reverse side of this proxy card.

If no choice is specified, the common shares of Peoples represented by this proxy card will be voted, except in the case of common shares held under Peoples’ Retirement Savings Plan and broker non-votes, where applicable, “FOR” the election of the director nominees listed in Item No. 1, “FOR” the Proposal in Item No. 2, “FOR” the Proposal in Item No. 3 and “FOR” the Proposal in Item No. 4.

By signing this proxy card, you revoke all prior proxies to vote the common shares of Peoples you are entitled to vote at the Annual Meeting of Shareholders and appoint Mark F. Bradley and Richard Ferguson, and each of them with full power of substitution, as your proxies to attend the Annual Meeting of Shareholders and vote your common shares of Peoples on the matters shown on the reverse side and in their discretion, to the extent permitted by applicable law, on any other matters (none known at the time of solicitation of this proxy) which may properly come before the Annual Meeting of Shareholders and all adjournments thereof.

Peoples Bancorp (w/logo)® is a federally registered service mark of Peoples Bancorp Inc.

See reverse for voting instructions.

                                                 Shareowner ServicesSM
                               P.O. Box 64945
                               St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below:   □

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” All Director Nominees Listed in Item No. 1, “FOR” the Proposal in Item No. 2, “FOR” the Proposal in Item No. 3 and “FOR” the Proposal in Item No. 4.

1. Election of directors                                                             01 Dave M. Archer           04 Paul T. Theisen             □ Vote FOR            □ Vote WITHHELD
     for a three-year term                                                            02 David L. Mead            05 Thomas J. Wolf                all nominees             from all nominees
     expiring in 2013:                                                                   03 Robert W. Price                                         (except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.  Approval and adoption of an amendment to Section 2.01 of Peoples’ Code
      of Regulations to clarify the qualifications required for an individual to be                                                                                        ☐ For                 ☐ Against              ☐ Abstain
      eligible to be elected as a director of Peoples.

3.  Ratification of the appointment of Ernst & Young LLP as Peoples’
     independent registered public accounting firm for the fiscal year ending                                                                                            ☐ For                 ☐ Against              ☐ Abstain
     December 31, 2010.

4.  Approval, in a non-binding advisory vote, of Peoples’ executive compensation
     disclosed in the Proxy Statement for the Annual Meeting of Shareholders.                                                                                        ☐ For                 ☐ Against              ☐ Abstain

THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED EXCEPT IN THE CASE OF COMMON SHARES HELD UNDER PEOPLES’ RETIREMENT SAVINGS PLAN AND BROKER NON-VOTES, WHERE APPLICABLE, FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN ITEM NO. 1, FOR THE PROPOSAL IN ITEM NO. 2, FOR THE PROPOSAL IN ITEM NO. 3 AND FOR THE PROPOSAL IN ITEM NO. 4.  IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THIS PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

Date _____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, executors, guardians, attorneys, agents, etc., must include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the proxy card.